    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1999.



                                     REGISTRATION NOS. 333-73069 AND 333-73069-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

       STARWOOD HOTELS & RESORTS WORLDWIDE, INC.                        STARWOOD HOTELS & RESORTS
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                        MARYLAND                                                 MARYLAND
    (STATE OR OTHER JURISDICTION OF INCORPORATION OR         (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                     ORGANIZATION)                                            ORGANIZATION)
                       52-1193298                                               52-0901263
          (I.R.S. EMPLOYER IDENTIFICATION NO.)                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             777 WESTCHESTER AVENUE
                             WHITE PLAINS, NY 10604
                                 (914) 640-8100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          THOMAS C. JANSON, JR., ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
                             777 WESTCHESTER AVENUE
                             WHITE PLAINS, NY 10604
                                 (914) 640-8100
(NAME AND ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:


                             ROBERT W. KADLEC, ESQ.


                             LAURA A. LOFTIN, ESQ.

                                SIDLEY & AUSTIN
                             555 WEST FIFTH STREET
                             LOS ANGELES, CA 90013
                                 (213) 896-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM         PROPOSED
            TITLE OF EACH CLASS OF                AMOUNT TO BE     AGGREGATE PRICE PER   MAXIMUM AGGREGATE       AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED         COMMON SHARE        OFFERING PRICE     REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Shares of common stock, $0.01 par value, of
Starwood Hotels & Resorts Worldwide, Inc.
(including the Preferred Stock Purchase Rights
to be attached thereto)(1) attached to Class B
shares of beneficial interest, $0.01 par
value, of Starwood Hotels & Resorts...........    27,392,875(2)         $30.00(3)         $821,786,250(3)       $228,457(4)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1) As of the close of business on April 5, 1999, shares of common stock being registered hereunder will be accompanied by preferred stock purchase rights. Until the occurrence of specific prescribed events, such rights are not exercisable, are evidenced by the certificates for shares of common stock and will be transferred along with and only with shares of common stock.



(2) Pursuant to Rule 429 under the Securities Act, 19,882,760 of the shares of common stock included in these shares are being carried forward from the shares of common stock included in (i) the 8,915,365 Paired Shares previously included in the Registrants' Registration Statement on Form S-3 (Registration Nos. 333-13325 and 333-13325-01) (the "1996 Registration Statement") and (ii) 8,873,153 Paired Shares previously included in the Registrants' Registration Statement on Form S-3 (Registration Nos. 333-22219 and 333-22219-01) (the "1997 Registration Statement") and (iii) 10,571,535 Paired Shares previously included in the Registrants' Registration Statement on Form S-3 (Registration Nos. 333-47639 and 333-47639-01) (the "1998
    Registration Statement" and together with the 1997 Registration Statement and the 1996 Registration Statement, the "Prior Registration Statements").



(3) Estimated solely for purposes of calculating the registration fee, which is calculated pursuant to Rule 457(c) under the Securities Act of 1933 and based on the average of the high and low prices for the Common Shares on the New York Stock Exchange on March 17, 1999.



(4) Pursuant to Rule 429(b) under the Securities Act, the registration fee payable hereunder is offset by fees of (i) $99,812 previously paid with this Registration Statement, (ii) $75,303 previously paid in connection with the 1996 Registration Statement, (iii) $34,267 previously paid in connection with the 1997 Registration Statement and (iv) $99,690 previously paid in connection with the 1998 Registration Statement.


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


    Pursuant to Rule 429 under the Securities Act, the form of prospectus set forth herein also relates to the Prior Registration Statements. This Registration Statement also constitutes Post-Effective Amendment No. 2 to the 1996 Registration Statement and Post-Effective Amendment No. 1 to each of the 1997 Registration Statement and the 1998 Registration Statement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 18, 1999


PROSPECTUS


                                 COMMON SHARES


                             [STARWOOD HOTELS LOGO]

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.  STARWOOD HOTELS & RESORTS


     Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, together with its subsidiaries, including Starwood Hotels & Resorts, is one of the world's largest hotel operating companies.



     The common shares offered hereby (the "Common Shares") may be sold from time to time by the shareholders specified in this prospectus or their successors in interest (the "Participating Shareholders"). See "Participating Shareholders." The Company will not receive any of the proceeds from the sale of the Common Shares in this offering. All of the 27,392,875 shares included herein are covered by a number of registration rights agreements to which the Company is a party, and the offer and sale of these shares by the Participating Shareholders have been registered pursuant to those agreements. In addition, 15,263,291 shares of the Corporation included herein were covered by registration statements previously filed pursuant to those agreements.


     Our Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "HOT."

     INVESTING IN OUR COMMON SHARES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGES 8 TO 17.

                           -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE MISSISSIPPI GAMING COMMISSION OR THE INDIANA GAMING COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE MISSISSIPPI GAMING COMMISSION OR THE INDIANA GAMING COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

          The date of this prospectus is                      , 1999.

                               TABLE OF CONTENTS



                                  PAGE
                                  ----
Where You Can Find More
  Information...................    2
Forward-Looking Statements......    3
The Company.....................    4
Risk Factors....................    8
Use of Proceeds.................   16
Price Range of Common Shares and
  Distributions.................   17



                                  PAGE
                                  ----
Participating Shareholders......   18
Plan of Distribution............   21
Federal Income Tax
  Considerations................   23
Legal Matters...................   41
Experts.........................   41



                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at l-800-SEC-0330 for further information on the public reference room. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. Our SEC filings also may be obtained from our website at http://www.starwoodhotels.com.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the Participating Shareholders sell all of their shares being offered by this offering or this offering is otherwise terminated:

     1. Joint Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     2. Joint Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (as amended);


     3. Joint Current Reports on Form 8-K dated January 2, 1998, February 3, 1998, February 23, 1998, February 24, 1998, April 24, 1998, August 26, 1998,
December 31, 1998, January 6, 1999 and March 15, 1999; and



     4. The description of our Common Shares contained in the Registration Statements on Form 8-A filed with the SEC on October 3, 1986, January 4, 1999 and March 15, 1999.


     You may request a copy of these filings, at no cost, by writing us at:

          Starwood Hotels & Resorts Worldwide, Inc.
          2231 E. Camelback Road, Suite 400
          Phoenix, Arizona 85016
          Attention: Alan M. Schnaid
          602-852-3900

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                           FORWARD-LOOKING STATEMENTS

     We make statements in this prospectus and the documents we incorporate by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties and factors include:

     - our integration of the assets and operations of ITT Corporation and Westin Hotels & Resorts Worldwide, Inc.;

     - the availability of capital for acquisitions and for renovations;

     - our ability to maintain existing management, franchise or representation agreements and to obtain new agreements on current terms;

     - our ability to make future acquisitions;

     - our ability to execute hotel and casino renovation and expansion programs;

     - competition within the hotel and gaming industries;

     - the cyclicality of the real estate business, the hotel business and the gaming business;

     - general real estate and economic conditions;

     - the continuing ability of Starwood Hotels & Resorts to qualify as a real estate investment trust under the federal tax code;

     - the ability of our Company, owners of properties we manage or franchise, and others with which we do business to comply with the Year 2000 computer problem, and the costs associated with such compliance;

     - foreign exchange fluctuations; and

     - political, financial and economic conditions and uncertainties in countries in which we own or operate properties.

     Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the prospectus supplement, if any, and the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our expectations, estimates and assumptions only as of the date the statements are made.

                                  THE COMPANY


     Starwood Hotels & Resorts Worldwide, Inc. (the "Corporation" and, together with its subsidiaries and joint ventures, "Starwood Hotels" or the "Company"), is one of the world's largest hotel operating companies. The Corporation conducts its hotel business both directly and through its subsidiaries, including ITT Sheraton Corporation ("Sheraton"), Starwood Hotel & Resorts (the "Trust") and Ciga, S.p.A., and engages in the gaming business principally through its subsidiary Caesars World, Inc. Our brand names include Sheraton, Westin, The Luxury Collection, St. Regis, W, Ciga, Four Points and Caesars. Through these brands, Starwood Hotels is represented in most major markets of the world.


     Starwood Hotels seeks to acquire interests in or management rights with respect to luxury and upscale full-service hotels and resorts in the United States and around the world. In the first quarter of 1998, Starwood Hotels completed two major transactions: the acquisition of Westin Hotels & Resorts Worldwide, Inc. ("Westin Worldwide") and certain of its affiliates (collectively with Westin Worldwide, "Westin"), and the acquisition of ITT Corporation ("ITT"). As a result, on December 31, 1998, the Company's portfolio of owned, leased, managed or franchised hotels and casinos totaled approximately 690 hotels and casinos in 71 countries with over 223,000 rooms. This portfolio is comprised of approximately 220 hotels and casinos in which Starwood Hotels has an equity interest (including minority interests) or that we lease (substantially all of which hotels we also manage), approximately 190 hotels managed by Starwood Hotels on behalf of third-party owners and approximately 280 hotels for which Starwood Hotels receives franchise fees.

RECENT DEVELOPMENTS


     Mortgage Loan. On January 29, 1999, Starwood Hotels completed a $542 million long-term financing (the "Mortgage Loan"), secured by mortgages on a portfolio of 11 hotels. The Mortgage Loan, which was provided by affiliates of Goldman Sachs & Co. and Lehman Brothers Inc., bears interest at a rate of 6.95% (which is fixed for the entire 10-year term of the Mortgage Loan). The proceeds from the Mortgage Loan were used to refinance a portion of the Company's Senior Credit Facility that was scheduled to mature on February 23, 1999.



     ITT Educational Services, Inc. On February 1, 1999, Starwood Hotels completed the sale of 7,950,000 shares of common stock of ITT Educational Services, Inc. ("ESI"), in an underwritten public offering at a price per share of $34.00. Concurrently, ESI repurchased the Company's remaining 1,500,000 shares of ESI common stock at $32.73 per share. Starwood Hotels received aggregate net proceeds of approximately $310 million from these transactions, which were used to repay a portion of the Company's outstanding debt.



     Adoption of Rights Plan. On March 15, 1999, the Corporation adopted a Rights Agreement (the "Rights Agreement"). Under the Rights Agreement, the Corporation will make a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of common stock of the Corporation as of the close of business on April 5, 1999. The description and terms of the purchase rights are set forth in the Rights Agreement, incorporated here by reference.



     The purpose of the Rights Agreement is to help ensure that all stockholders of the Company receive fair treatment in the event of any proposed attempt to gain control of the Company. The Rights Agreement was not adopted in response to any specific effort to gain control of the Company.

     If the Rights become exercisable, each Right will initially entitle the holder to purchase from the Corporation one one-thousandth of a share of a new series of preferred stock at an exercise price of $125. Initially, the Rights will be attached to the Company's Common Shares, and no separate Rights certificates will be distributed. The Rights generally become exercisable in certain circumstances following a public announcement that a person has acquired 15% or more of the Corporation's common stock or the announcement that any person has commenced a tender offer for 15% or more of the Corporation's common stock. Once the Rights become exercisable, under specified conditions, each holder of a Right would have the right to receive, upon exercise, Starwood Hotels' publicly traded Common Shares (or, if the Company is acquired in a merger or other business combination, common stock of the acquiror) having a value equal to two times the exercise price of the Right.


THE RESTRUCTURING

     In order to avoid certain restrictions that would otherwise have been imposed on Starwood Hotels by recently enacted federal income tax legislation, Starwood Hotels completed a restructuring on January 6, 1999, pursuant to which the Trust became a subsidiary of the Corporation (the "Restructuring").


     Prior to the Restructuring, each share of common stock of the Corporation, par value $.01 per share (a "Corporation Share"), was "paired" with one common share of beneficial ownership of the Trust, par value $.01 per share (a "Trust Share"), and could be held and transferred only in units consisting of one Corporation Share and one Trust Share (a "Paired Share").


     In the Restructuring, a newly organized, wholly owned subsidiary of the Corporation was merged into the Trust. As a result of the merger, each outstanding Trust Share was converted into a new Class B share of beneficial interest, par value $.01 per share, in the Trust (a "Class B Share") and each outstanding share of beneficial interest in the subsidiary (all of which shares were owned by the Corporation) was converted into one Class A share of beneficial interest in the Trust, par value $.01 per share (a "Class A Share"). The Class B Shares generally do not entitle their holders to vote. The Corporation Shares were unaffected by the Restructuring.

     Because of the Restructuring, although each Class B Share is traded only as a unit with an attached Corporation Share (and vice versa), Starwood Hotels is no longer a "stapled entity" under the Internal Revenue Code of 1986, as amended (the "Code"). This is because less than fifty percent (by value) of the shares of the Trust trade together with the Corporation Shares. Since we are no longer a "stapled entity" we are no longer subject to the "stapled entity" provisions of the Code. Moreover, the Trust and the Corporation will not be treated as one entity for purposes of determining whether the Trust qualifies as a real estate investment trust ("REIT"). In addition, the Trust no longer qualifies as a grandfathered paired share REIT. Therefore, since the recently enacted legislation affects only grandfathered paired share REITs, we are no longer affected by this legislation.

     The Restructuring thus allows us to be able to continue to expand, diversify and improve our hotel portfolio while maintaining the Trust's REIT status. We believe that the benefits expected to be obtained by retaining our ability to expand, diversify and improve our hotel portfolio outweigh the benefits of retaining our status, with the Trust, as a grandfathered paired share REIT. It is possible, however, that there will be new legal interpretations or legislation with respect to the Restructuring that could have a material adverse effect on Starwood Hotels. See "Risk Factors -- Tax Risks -- Adoption of Additional Legislation, Regulations or Interpretations."

     We believe that the Restructuring benefits our shareholders by continuing to align their ownership interests in the Corporation and the Trust, and allowing them to continue to participate in both the ownership and operations aspects of the hotel business. As a result of the Restructuring, we will pay significantly more in federal income taxes, we will pay a smaller dividend, and we will have the ability to retain significantly more earnings.

     The Class B Shares and the Corporation Shares are "paired" pursuant to an Intercompany Agreement between the Trust and the Corporation (the "Intercompany Agreement") and may be held and transferred only in combined units consisting of one Class B Share and one Corporation Share ("Common Shares").


     Ordinary limited partnership interests ("Partnership Units") in SLT Realty Limited Partnership (the "Realty Partnership") and SLC Operating Limited Partnership (the "Operating Partnership" and, together with the Realty Partnership, the "Partnerships") are together exchangeable on a one-to-one basis (subject to certain adjustments) for Common Shares (subject to the rights of Starwood Hotels to elect to pay cash in lieu of issuing such shares).



     The Class A Exchangeable Preferred Shares of the Trust, par value $.01 per share ("Class A Preferred"), and the Class B Exchangeable Preferred Shares of the Trust, par value $.01 per share ("Class B Preferred" and, together with the Class A Preferred, the "Trust Preferred Shares"), were issued to Westin's equityholders in connection with the acquisition of Westin (the "Westin Merger"). The Trust Preferred Shares are directly or indirectly exchangeable on a one-to-one basis (subject to certain adjustments) for Common Shares (subject to the rights of Starwood Hotels to elect to pay cash in lieu of issuing such shares). Class B Preferred have a liquidation preference of $38.50 per share and provide the holders with the right, from and after the fifth anniversary of the closing date of the Westin Merger (January 2, 1998), to require the Trust to redeem such shares at a price of $38.50. If a holder of Class B Preferred makes this redemption election more than one year after the fifth anniversary of the closing date of the Westin Merger, the Trust has the option to issue shares of Class A Preferred in lieu of cash.



     Additionally, in connection with the Westin Merger, limited partnership units ("Westin Partnership Units") of the Realty Partnership ("Westin Realty Units") and of the Operating Partnership ("Westin Operating Units") were issued and are also exchangeable on a one-to-one basis for Class B Preferred or Common Shares. As of December 31, 1998, there were outstanding 4,373,457 shares of Class A Preferred, 3,858,408 shares of Class B Preferred and 783,050 Westin Partnership Units which are convertible into shares of Class B Preferred.


     The limited partnership interests of the Realty Partnership held by the limited partners, including Westin Realty Units, and the limited partnership interests of the Operating Partnership held by the limited partners, including Westin Operating Units, are (subject to the Ownership Limit (as defined below)) exchangeable for, at the option of the Trust and the Corporation, either cash, Common Shares representing up to 5.8% of the Common Shares after such exchange (based on the number of Common Shares outstanding on December 31, 1998), or a combination of cash and such Common Shares.

The Trust controls the Realty Partnership as its sole general partner; the Corporation controls the Operating Partnership as its sole general partner.

Acquisition of ITT


     On February 23, 1998, pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of November 12, 1997, among the Trust, the Corporation, Chess Acquisition Corp., a newly formed, wholly owned subsidiary of the Company ("Chess"), and ITT, Chess was merged with and into ITT (the "ITT Merger"). As a result of the ITT Merger, ITT became a wholly owned subsidiary of the Corporation, and all outstanding shares of the common stock, no par value, of ITT ("ITT Common Stock"), together with the associated preferred share purchase rights (other than shares held by ITT or the Company), were converted into the right to receive an aggregate of 126,716,121 Paired Shares and $2.992 billion in cash. In addition, each holder of shares of ITT Common Stock became entitled to receive for each share of ITT Common Stock converted in the ITT Merger additional cash consideration in the amount of $0.37 computed as interest for the period from January 31, 1998 through February 23, 1998.


Acquisition of Westin

     On January 2, 1998, pursuant to a Transaction Agreement, dated as of September 8, 1997 (the "Westin Transaction Agreement") among the Trust, the Realty Partnership, the Corporation and the Operating Partnership, and inter alia, WHWE L.L.C., the Company acquired Westin.

     Pursuant to the Westin Transaction Agreement, Westin Worldwide was merged into the Trust. In connection with the Westin Merger, all of the issued and outstanding shares of capital stock of Westin Worldwide (other than shares held by Westin and its subsidiaries or shares held by the Starwood Entities and their subsidiaries) were converted into an aggregate of 6,285,783 shares of Class A Preferred, 5,294,783 shares of Class B Preferred and cash in the amount of $177.9 million. The Westin Transaction Agreement provided for an adjustment to the cash consideration paid in connection with the Westin Merger under certain circumstances, including adjustments based on the aggregate indebtedness and working capital of Westin on the closing date and the capital expenditures made by Westin between the date the Westin Transaction Agreement was signed and the closing date.

     Concurrent with the Westin Merger, (i) the stockholders of certain Westin affiliates contributed all the outstanding shares of such companies to the Realty Partnership; (ii) the Realty Partnership issued to such stockholders an aggregate of 597,844 units of limited partnership interest of the Realty Partnership. In addition, the Realty Partnership assumed, repaid or refinanced the indebtedness of such companies and assumed $147.2 million of indebtedness incurred prior to such contributions; (iii) the stockholders of certain other Westin affiliates contributed all the outstanding shares of such companies to the Operating Partnership and the Operating Partnership issued to such stockholders an aggregate of 393,156 units of limited partnership interest of the Operating Partnership; and (iv) the Operating Partnership assumed or repaid the indebtedness of such companies, and assumed $6.0 million of indebtedness incurred prior to such contributions.

     The Trust was organized in 1969 as a Maryland real estate investment trust. The Corporation is a Maryland corporation formed in 1980. Our executive offices are located at 777 Westchester Avenue, White Plains, New York 10604; telephone
(914) 640-8100.

                                  RISK FACTORS

     This section describes some, but not all, of the risks of purchasing Common Shares. The order in which these risks are listed does not necessarily indicate their relative importance. You should carefully consider these risks, in addition to the other information contained in this prospectus, before purchasing any of the shares offered hereby. In connection with the forward-looking statements which appear in this prospectus, you should carefully review the factors discussed below and the cautionary statements referred to in "Forward-Looking Statements."

RISKS RELATED TO INTEGRATION OF ACQUISITIONS

     When we acquired Westin and ITT, we expected to be able to achieve greater efficiency, reduce costs and increase revenues throughout the expanded Company. In order to meet these expectations, we will need to integrate our existing administrative, finance, operational and marketing organizations with those of Westin and ITT. We will also need to coordinate our sales efforts and put new systems and controls in place for operational, financial and management functions. Although we have substantial experience with integrating newly acquired properties and portfolios, none of those prior acquisitions have been as big or as complicated as the acquisitions of Westin and ITT. Because our management team needs to divide its attention between managing what we already have and what we have recently acquired, our revenues and results of operations may suffer. Moreover, there are always unexpected difficulties in every transition and integration process. We cannot assure you that we will successfully integrate the operations of the Westin and ITT properties or the other properties we have recently acquired with those of our old properties. Nor can we assure you that we will save as much money as we expect to, or that we will save it when we expect to.


     Our future success and our ability to manage future growth depends largely upon the work of our senior management and our ability to hire key officers and other highly qualified personnel and retain them. Competition for such personnel is intense. Since January 1998, we have experienced significant changes in our senior management, including our executive officers. We cannot assure you that we will continue to be successful in attracting and retaining qualified personnel. Therefore, we cannot assure you that our senior management will be successful at executing and implementing our growth and operating strategies.


RISKS RELATED TO THE RESTRUCTURING

     The Internal Revenue Service Restructuring and Reform Act of 1998 ("H.R. 2676") was enacted on July 22, 1998. H.R. 2676 has the effect of limiting the "grandfathering" of certain paired-share REITs from the anti-pairing rules of
Section 269B(a)(3) of the Code. Starwood Hotels has benefitted from this grandfathering since 1984. Starwood Hotels has restructured its organization in response to H.R. 2676 so that H.R. 2676 will no longer apply to the Company. However, we cannot assure you that the Restructuring will not have an adverse effect on the Company. Nor can we assure you that the Restructuring will result in the benefits we anticipate.

REAL ESTATE INVESTMENT RISKS

GENERAL RISKS

     Real property investments are subject to varying degrees of risk. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred.

     In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, real estate, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate, zoning or tax laws can make it more expensive and/or time consuming to develop real property or expand, modify or renovate hotels.

     Governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases. On the other hand, when interest rates increase, real property values decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Any of these factors could have a material adverse impact on our results of operations or financial condition, as well as on our ability to make distributions to our stockholders.

     In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

HOTEL DEVELOPMENT

     We intend to develop hotel properties as suitable opportunities arise and are currently developing several luxury or upscale full-service hotels. New project development is subject to a number of risks, including risks associated with:


     - construction delays or cost overruns that may delay the anticipated opening of the hotels and increase project costs;


     - receipt of zoning, occupancy and other required governmental permits and authorizations; and

     - incurring development costs for projects that are not pursued to completion.

     We cannot assure you that any development project will be completed on time or within budget.

POSSIBLE LIABILITY RELATING TO ENVIRONMENTAL MATTERS

     Environmental laws, ordinances and regulations of various federal, state, local and foreign governments could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in property we previously owned or operated. Such laws could impose liability without regard to whether we knew of, or were responsible for, the presence of such hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes we could be liable for the costs of removing or cleaning up such wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to abate or remove asbestos-containing materials in the event of demolition, renovations or remodelings. There are also laws that govern emissions of and exposure to asbestos fibers in the air. Finally, the operation and removal of underground storage tanks are often regulated by federal, state, local and foreign laws.

RISKS RELATING TO HOTEL OPERATIONS

OPERATING RISKS

     Our properties are subject to all the operating risks common to the hotel industry. These risks include:

     - changes in general economic conditions;

     - decreases in the level of demand for rooms and related services;

     - cyclical over-building in the hotel industry;

     - restrictive changes in zoning and similar land use laws and regulations or in health, safety and environmental laws, rules and regulations;

     - the inability to obtain property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable rates; and

     - changes in travel patterns.

     In addition, the hotel industry is highly competitive. Our properties compete with other hotel properties in their geographic markets, and some of our competitors may have substantially greater marketing and financial resources than we do.

ACQUISITION OPPORTUNITIES

     We intend to acquire companies that complement our business. We cannot assure you, however, that we will be able to identify acquisition candidates on commercially reasonable terms or at all. If we make additional acquisitions, we also cannot be sure that any anticipated benefits will actually be realized. Likewise, we cannot be sure that we will be able to obtain additional financing for acquisitions, or that such additional financing will not be restricted by the terms of our debt agreements.

SEASONALITY OF HOTEL BUSINESS

     The hotel and gaming industries are seasonal in nature; however, the periods during which the Company's properties experience higher hotel revenues or gaming activities vary from property to property and depend principally upon location. Although the Company's revenues historically have been lower in the first quarter than in the second, third or fourth quarters, the acquisitions of Westin and ITT are expected to affect, and future acquisitions may further affect, seasonal fluctuations in revenues and cash flows.

CAPITAL INTENSIVE BUSINESS

     In order for our properties to remain attractive and competitive, we have to spend money periodically to keep them well maintained, modernized and refurbished. This creates an ongoing need for cash and, to the extent such expenditures cannot be funded from cash generated by our operations, we may be required to borrow or otherwise obtain such funds. Accordingly, our financial results may be sensitive to the cost and availability of funds.

RISKS RELATING TO GENERAL ECONOMIC CONDITIONS

     Moderate or severe economic downturns may adversely affect our hotel and gaming operations, including conditions which may be isolated to one or more geographic regions. As a result, general economic conditions may have a negative impact on our ability to achieve or sustain substantial improvements in funds from operations and other important financial tests.

     Further, an economic downturn in the countries of our high-end international customers could cause a reduction in the frequency of their visits and, consequently, the revenues generated by such customers. Similarly, the receivables from international gaming customers could be harder to collect due to future business or economic trends, or significant events, in the countries where such customers live.

     Large parts of the world economy, including Asia, are currently in moderate to severe recession. In addition, the United States could experience a recession in the near or medium term. A continued recession overseas or a recession in the United States would likely have a material adverse effect on the results of operations of the Company.

RISKS RELATING TO YEAR 2000


     Many computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates -- that is, they will need to be "Year 2000 Compliant." As a result, the computerized systems and applications we use need to be reviewed and evaluated and modified or replaced, if necessary. In less than one year, we will need to ensure that our material financial, information and operational systems are Year 2000 Compliant.



     Because we have tested all major central facilities computerized systems and applications and have already accepted reservations for the year 2000, we believe that we have addressed any significant risks related to our reservation function. The remaining assessment and remediation work primarily relates to the non-critical business applications, support hardware for the central facilities, personal computers and applications located at the properties we own or manage and embedded systems at the properties we own or manage. A failure of certain of these systems to become Year 2000 Compliant could disrupt the timeliness or the accuracy of management information provided by the central facilities.


     We cannot assure you that our efforts will be sufficient to make the computerized systems and applications at our hotel and gaming properties Year 2000 Compliant on time or that we have allocated sufficient resources to the task. A failure to become Year 2000 Compliant could affect the integrity of the gaming and hotel property guest check-in, billing and accounting functions. Certain physical hotel property machinery and equipment could also fail, resulting in safety risks and customer dissatisfaction. Additionally, failure of the gaming systems to become Year 2000 Compliant could result in the inefficient processing of operational gaming information and the malfunction of computerized gaming machines.

TAX RISKS

FAILURE OF THE TRUST TO QUALIFY AS A REIT

     We believe that since the taxable year ended December 31, 1995, the Trust has qualified as a REIT under the Code. The Trust intends to continue to operate so as to qualify as a REIT. However, we cannot assure you that the Trust will continue to qualify as a REIT.

     Qualifying as a REIT involves highly technical and complex tax provisions that courts and administrative agencies have interpreted only to a limited degree. Due to the complexities of the Company's ownership, structure and operations, the Trust is more likely than are other REITs to face interpretive issues for which there are no clear answers. Also, facts and circumstances that we do not control may affect the Trust's ability to qualify as a REIT. In addition, we cannot assure you that the federal government will not change the laws governing qualification as a REIT or the tax consequences of those laws.

     In order for the Trust to continue to qualify as a REIT, the Trust must continue to meet various tests relating to, among other things, its share ownership, assets, income and dividends. In connection with the acquisition of Westin in January 1998 and ITT in February 1998, the Trust acquired new assets and operations. By increasing the complexity of our operations, these assets and operations may make it more difficult for the Trust to continue to satisfy the REIT qualification requirements.

     Prior to the Restructuring, the Trust's ability to qualify as a REIT was also dependent on its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) would ordinarily prevent a company from qualifying as a REIT if its stock is paired with the stock of another company (such as the Corporation) whose activities are inconsistent with REIT status. The "grandfathering rules" governing Section 269B(a)(3) generally provide, however, that (except to the extent provided by H.R. 2676) Section 269B(a)(3) does not apply to a paired-share REIT if the shares of the REIT and its paired operating company were paired on or before June 30, 1983, and the REIT was taxable as a REIT on or before June 30, 1983. However, courts and administrative agencies have not interpreted Section 269B(a)(3) to any significant degree.

     If the Trust failed to qualify as a REIT in any taxable year, the Trust could not deduct dividends in computing its taxable income and would have to pay federal income tax on such income at regular corporate rates. The Trust would also likely be disqualified as a REIT for the four taxable years after the year in which qualification was lost. If the Trust failed to qualify as a REIT, the additional tax liability would reduce the amount of money that could be distributed as dividends for that year and each year in which qualification was lost. In addition, distributions (such as dividends) would no longer be required. If this happened and the Trust were to pay dividends on the assumption that it would qualify as a REIT, we might have to borrow money or liquidate investments to pay the extra tax we had not anticipated. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Trust.

OWNERSHIP LIMITATION

     Another requirement of REIT qualification is that not more than 50% (in value) of the Trust's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (including some types of entities) at any time during the last half of the Trust's taxable year. In addition, the Trust would not qualify as a REIT if a significant portion of its assets were leased to "related parties." To keep this from happening, the Declaration of Trust of the Trust and the Articles of Incorporation of the Corporation prohibit ownership by any one person or group of related persons of more than 8% of the shares of the Trust or the Corporation, whether measured by vote, value or number of shares (the "Ownership Limit"). Generally, Common Shares owned by related or affiliated persons will be added together for purposes of the Ownership Limit, and certain options and warrants will be treated as exercised. Although the Class A Shares, all of which are held by the Corporation, constitute more than 50% in value of the shares of the Trust, this ownership is not subject to the Ownership Limit and will not prevent the Trust from continuing to qualify as a REIT. In addition, the leasing of the Trust's assets to the Corporation does not constitute a lease to a related party for purposes of REIT qualification.

     The ownership rules of the Code are far-reaching and complicated. Among other things, these rules may, for purposes of determining whether assets of the Trust are being leased to a related party, cause Common Shares owned by affiliated entities to be treated as being owned by one individual or entity. As a result, the acquisition of less than 8% of the Common Shares (or the acquisition of an interest in an entity which owns Common Shares) could cause an individual or entity to be treated as owning more than 8% of the Common Shares. This would cause such Common Shares to be subject to the Ownership Limit. Furthermore, going over the Ownership Limit could cause the sale of shares to be canceled, or cause shares to be converted into "excess shares," which have limited value. Even so, the Trust and the Corporation cannot continuously monitor ownership of Common Shares. Therefore there is always a risk that some person or business entity could somehow be treated as owning enough Common Shares to disqualify the Trust as a REIT.

REQUIRED DISTRIBUTIONS TO SHAREHOLDERS

     In order to qualify as a REIT, the Trust must pay an annual dividend of at least 95% of its REIT taxable income (excluding any net capital gain). In addition, the Trust will have to pay tax on taxable income (including net capital gains) that it does not distribute. Moreover, the Trust would have to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by the Trust with respect to any calendar year are less than the sum of (i) 85% of the Trust's ordinary income, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years.

     The Trust intends to pay the dividends necessary to comply with the distribution requirements of the Code and to avoid paying significant income and excise taxes. The Trust (or the Realty Partnership) might have to borrow money to meet these REIT distribution requirements, even though borrowing that money might not otherwise be advisable.

     The Trust's Board of Trustees and/or the Corporation's Board of Directors decide the amount and frequency of dividends and other distributions. Their decisions depend on a number of factors, including the amount of cash available for distributions, financial condition, decisions by either board to reinvest rather than to distribute funds, capital expenditures and (in the case of the Trust) the annual distribution requirements under the REIT provisions of the Code.

ADOPTION OF ADDITIONAL LEGISLATION, REGULATIONS OR INTERPRETATIONS

     The United States Congress recently enacted tax legislation that adversely affected the ability of Starwood Hotels to acquire additional hotel properties because of the Trust's status as a REIT under the Code and the former "paired share" structure of Starwood Hotels. While the Trust and the Corporation believe that the Restructuring will alleviate the adverse effects of the new legislation, that the restructuring is the best alternative in light of such legislation and that the new structure of Starwood Hotels does not raise the same concerns that led Congress to enact such legislation, no assurance can be given that additional legislation, regulations or administrative interpretations will not be adopted that could eliminate or reduce certain benefits of the Restructuring and have a material adverse effect on the results of operations, financial condition and prospects of Starwood Hotels.


RISKS RELATING TO GAMING OPERATIONS


REGULATION OF GAMING OPERATIONS


     We own and operate several casino gaming facilities, including Caesars Palace and the Desert Inn in Las Vegas, Nevada; Caesars Atlantic City in Atlantic City, New Jersey; and Caesars Tahoe in Stateline, Nevada. Our other gaming facilities are located in Delaware, Indiana and Mississippi; in six foreign countries; and on cruise ships operating in international waters. Each of these gaming operations is subject to extensive licensing, permitting and regulatory requirements administered by various governmental entities.


     Typically, gaming regulatory authorities have broad powers with respect to the licensing of gaming operations. They may revoke, suspend, condition or limit our gaming approvals and licenses and those of our gaming subsidiaries, impose substantial fines and take other actions, any of which could have a material adverse effect on our business and the value of our hotel/casinos. Our directors, officers and some key employees, together with those of our gaming subsidiaries, are subject to licensing or suitability determinations by various gaming authorities. If any of those gaming authorities were to find someone unsuitable, we would have to sever our relationship with that person.

INCREASED GAMING COMPETITION

     We are facing significant domestic and international competition from both established casinos and newly emerging gaming operations. Our competitors have made a significant number of proposals for casinos, both land-based and on navigable waters, in a number of jurisdictions and large metropolitan areas. If gaming were legalized in new jurisdictions, our competitors would have additional opportunities to expand. This could have a negative impact on our existing gaming operations. We believe that if legalized gaming is adopted in any jurisdiction near Nevada (particularly California or the southwestern states) or near New Jersey (particularly New York or Pennsylvania) or on nearby Native American lands, this could have a material adverse effect on our operations in Las Vegas and Atlantic City, respectively.

     In November 1998, California voters approved a ballot initiative that mandates that the California governor sign compacts relating to gaming on tribal lands with California tribes upon their request. The initiative also amended current California law to permit gambling devices, including slot machines, banked card games and lotteries, at tribal casinos. The Supreme Court of California has stayed the implementation of this initiative and its ultimate impact on our gaming operations is uncertain.

RISKS ASSOCIATED WITH HIGH-END GAMING

     The high-end gaming business is more volatile than other forms of gaming. Variability in high-end gaming could have a positive or negative impact on cash flow, earnings and other financial measures in any given quarter. In addition, a substantial portion of our table gaming revenues from our Caesars Palace and Desert Inn operations is attributable to the play of a relatively small number of international customers. The loss of, or a reduction in play of, the most significant of such customers (because of current recessionary conditions in Asia or otherwise) could have a material adverse effect on our future operating results.

FOREIGN OPERATIONS AND CURRENCY FLUCTUATIONS

     We have significant international operations. These include, as of December 31, 1998, 31 properties owned or leased in Europe, five properties owned or leased in Africa/the Middle East, 17 properties owned or leased in Latin America and five properties owned or leased in the Asia/Pacific region. In addition, we manage approximately 135 properties in these regions. International operations generally are subject to various political and other risks that are not present in U.S. operations. Such risks include, among other things, the risk of war or civil unrest, expropriation and nationalization. In addition, certain international jurisdictions restrict the repatriation of non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions have been met.


     In addition, sales in international jurisdictions typically are made in local currencies, which subjects us to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies could materially adversely affect our profitability and financing plans, as could other changes in the international regulatory climate and international economic conditions. Although we own a relatively large number premier properties in Italy, generally our properties are geographically diversified and are not concentrated in any particular region.


EUROPEAN UNION CURRENCY CONVERSIONS

     On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. Following the introduction of the euro, the legacy currencies of the participating countries will remain legal tender during a transition period ending on January 1, 2002. During the transition period, both the legacy currency and the euro will be legal tender in the respective participating countries. During the transition period, currency conversions will be computed by a triangulation with reference to conversion rates between the respective currencies and the euro. We currently operate in 10 of the 11 participating countries. We are uncertain what effect the adoption of the euro by the participating countries will have on us. However, it is possible that the euro adoption will result in increased competition in the European market. In addition, a number of our information systems are not currently euro compliant. We are currently evaluating and updating our information systems to make them euro compliant; however, we cannot assure you that we or our third-party application vendors will successfully bring all our systems into compliance in the immediate future. Failure to do so could result in disruptions in the processing of transactions in euros or computed by reference to the euro.

INFLUENCE BY STARWOOD CAPITAL

     Barry S. Sternlicht, the Chairman and Chief Executive Officer of each of the Corporation and the Trust, together with Jonathan D. Eilian and Madison F. Grose, are each employed by or affiliated with Starwood Capital Group, L.L.C. ("Starwood Capital"). In addition, Mr. Sternlicht and Mr. Grose are Trustees of the Trust and Mr. Sternlicht and Mr. Eilian are Directors of the Corporation. Although our policy requires a majority of our Trustees and Directors to be "independent" of Starwood Capital, Starwood Capital may be able to exercise some influence over our affairs.

     Mr. Sternlicht is the President and Chief Executive Officer of, and may be deemed to control, Starwood Capital. Also, Starwood Capital and some of its officers own limited partnership interests in the Realty Partnership and the Operating Partnership. These interests are exchangeable for Common Shares.


RISKS INVOLVED IN INVESTMENTS THROUGH PARTNERSHIPS OR JOINT VENTURES

     Instead of purchasing hotel properties directly, we may invest as a co-venturer. Joint venturers often have shared control over the operation of the joint-venture assets. Therefore, such investments may, under certain circumstances, involve risks such as the possibility that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives.

     Consequently, actions by a co-venturer might subject hotel properties owned by the joint venture to additional risk. Although we generally seek to maintain sufficient control of any joint venture, we may be unable to take action without the approval of our joint-venture partners. Alternatively, our joint-venture partners could take actions binding on the joint venture without our consent. Additionally, should a joint-venture partner become bankrupt, we could become liable for such partner's share of joint-venture liabilities.

RISKS RELATING TO ACTS OF GOD AND WAR

     Acts of God, such as natural disasters, either in locations where we own and/or operate significant properties or in areas of the world where a large number of customers come from, may adversely affect our financial and operating performance. Similarly, wars, political unrest and other forms of civil strife may cause our results to be significantly worse than our expectations.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Common Shares offered hereby, all of which proceeds will be received by the Participating Shareholders. See "Participating Shareholders."

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS


     The Common Shares are listed on the New York Stock Exchange under the symbol "HOT." The following table sets forth, for the fiscal periods indicated, the high and low sales prices per Common Share (or, for periods prior to the Restructuring, per Paired Share) on the NYSE and distributions to shareholders for the fiscal periods indicated.



                                                    PRICE
                                               ----------------
                   PERIOD                       HIGH      LOW      DISTRIBUTIONS(A)
                   ------                      ------    ------    ----------------
1999
First Quarter (through March 17).............  $34.00    $22.69         $  --
1998
Fourth Quarter...............................  $31.38    $18.75         $0.15(b)
Third Quarter................................  $49.19    $29.19         $0.52
Second Quarter...............................  $54.38    $47.00         $0.52
First Quarter................................  $57.88    $49.50         $0.48
1997
Fourth Quarter...............................  $61.50    $51.56         $0.48(c)
Third Quarter................................  $58.13    $41.38         $0.48
Second Quarter...............................  $43.25    $33.50         $0.39
First Quarter................................  $46.25    $33.92         $0.39


-------------------------
(a) During the fourth quarter of 1996, the Trust and the Corporation each declared a three-for-two stock split in the form of a 50% stock dividend payable to shareholders of record on December 30, 1996. The stock dividend was paid in January 1997. The information set forth in the table has been adjusted to reflect the stock split.

(b) The Trust declared a distribution for the fourth quarter of 1998 to shareholders of record on December 31, 1998. The distribution was paid in January 1999.

(c) The Trust declared a distribution for the fourth quarter of 1997 to shareholders of record on December 31, 1997. The distribution was paid in January 1998.


     In connection with the Restructuring, the Company reduced its distribution rate. Although the Corporation Shares and the Class B Shares trade together as a unit, for periods subsequent to the Restructuring distributions paid represent distributions on the Class B Shares. Substantially all of the remaining income of the Trust is paid to the Corporation.



     On March 17, 1999, the last reported sales price for the Common Shares on the NYSE was $30.19 per Common Share. As of March 1, 1999, there were approximately 37,147 holders of record of Common Shares, including approximately 11,486 holders of record of ITT Shares converted into Common Shares in connection with the ITT Merger who have not yet surrendered their certificates.



     In order to maintain its qualification as a REIT, the Trust must make annual distributions to its shareholders of at least 95% of its taxable income (which does not include net capital gains). Thus, the Trust intends to continue to pay regular quarterly dividends. Under certain circumstances, the Trust may be required to make distributions to the Corporation in excess of cash available for distribution in order to meet such distribution requirements. In such event, the Trust (or the Realty Partnership) would seek to borrow the amount of the deficiency or sell assets to obtain the cash necessary to make the distributions necessary to retain the Trust's qualification as a REIT for federal income tax purposes.

     Distributions made by the Trust will be determined by its Board of Trustees and will depend on a number of factors, including the amount of cash flow from operations, the Trust's financial condition, capital expenditure requirements for the Company's properties, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Trustees deems relevant.

     Under the terms of the Company's current credit facilities, the Trust is generally permitted to make cash distributions to the Trust's shareholders on an annual basis in an amount equal to the greater of (1) 85% of adjusted funds from operations (as defined) for any four consecutive calendar quarters, and (2) the minimum amount necessary to maintain the Trust's tax status as a REIT.

     The Corporation has not paid any cash dividends since its organization in the periods set forth in the table above and does not anticipate that it will make any such distributions in the foreseeable future.

                           PARTICIPATING SHAREHOLDERS

     The Common Shares offered by this prospectus are offered for the account of the Participating Shareholders.


     Participating Shareholders, including Barry S. Sternlicht, Juergen Bartels, Starwood Opportunity Fund II, L.P., Madison F. Grose and Frederick J. Kleisner, that beneficially own approximately 10.57% of the Common Shares offered hereby have informed the Company that as of the date of this prospectus, they have no current intent to sell any such Common Shares. However, such Participating Shareholders have reserved the right to exchange any of their Partnership Units, Westin Partnership Units or Trust Preferred Shares for Common Shares or to sell any Common Shares without further notice to the Company or the making of any change or supplement to this prospectus.


     The following table and the notes thereto set forth information, as of the date of this prospectus, relating to the beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of the Company's equity securities by each Participating Shareholder:


                            NUMBER OF
                              COMMON        NUMBER OF      PERCENT OF           NUMBER OF
                              SHARES      COMMON SHARES      COMMON           COMMON SHARES
                           BENEFICIALLY       TO BE       SHARES TO BE     BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNERS    OWNED(1)      REGISTERED     REGISTERED(2)   AFTER THE OFFERING(3)
-------------------------  ------------   -------------   -------------   ---------------------
The Prudential Insurance
  Company of America, on
  behalf of PRISA
  II(4)..................   4,122,507       4,122,507         2.33                      0
Ziff Investors
  Partnership, L.P. II...   3,424,601       3,424,601         1.94                      0
Capital Company of
  America................   2,620,696       2,620,696         1.48                      0
WHWE L.L.C.(5)...........   2,062,681       2,062,681         1.17                      0
GS Capital Partners,
  L.P. ..................   1,862,226       1,862,226         1.05                      0
Firebird Consolidated
  Partners, L.P. ........   1,220,820       1,220,820            *                      0
Starwood Opportunity Fund
  II, L.P.(6)(7) ........   1,180,853       1,105,954            *                 74,899
Barry S.
  Sternlicht(6)(8).......   9,583,256         976,241            *              8,607,015
Montrose Corporation.....     743,226         743,226            *                      0

                            NUMBER OF
                              COMMON        NUMBER OF      PERCENT OF           NUMBER OF
                              SHARES      COMMON SHARES      COMMON           COMMON SHARES
                           BENEFICIALLY       TO BE       SHARES TO BE     BENEFICIALLY OWNED
NAME OF BENEFICIAL OWNERS    OWNED(1)      REGISTERED     REGISTERED(2)   AFTER THE OFFERING(3)
-------------------------  ------------   -------------   -------------   ---------------------
Harveywood Hotel
  Investors, L.P. .......     650,338         650,338            *                      0
Dover Investment Co. ....     637,871         637,871            *                      0
Gary Mendell(9)..........     599,112         599,112            *                      0
Star Investors, G.P. ....     594,582         594,582            *                      0
Juergen Bartels(10)......     649,499         566,166            *                 83,333
Ellen-Jo Mendell(11).....     635,612         521,617            *                      0
PM Overseas
  Investments............     425,410         425,410            *                      0
Burden Direct Investment
  Fund I.................     364,868         364,868            *                      0
Zapco Holdings, Inc. ....     331,291         331,291            *                      0
Judith K. Rushmore.......     298,667         298,667            *                      0
Apollo Real Estate
  Investment Fund,
  L.P. ..................     295,078         295,078            *                      0
Starwood Hotel Investors,
  II L.P. ...............     288,334         288,334            *                      0
First Spring Capital
  Partners III Limited...     276,420         276,420            *                      0
Meridian Investment
  Group..................     625,422         265,422            *                      0
ET Westin LLC(12)........     257,534         257,534            *                      0
The Hermitage L.P. ......     233,106         233,106            *                      0
Paul David Revocable
  Trust..................     212,651         212,651            *                      0
Moussekido...............     212,632         212,632            *                      0
KJJ Revocable Trust u/a
  dated December 31,
  1996(6)(13)............     218,090         150,828            *                 67,262
Jack Nash(14)............     138,116         138,116            *                      0
Madison F. Grose(6)(15)..     279,171         134,515            *                144,656
Merrick Kleeman(6).......     133,239         133,239            *                      0
Frederick J.
  Kleisner(6)(16)........     173,186         114,853            *                 58,333
Stephen Mendell(17)......     635,612         113,995            *                      0
Daniel H. Stern(18)......     141,039         112,483            *                 28,556
Other Participating
  Shareholders (68
  persons)...............   1,324,795       1,324,795            *                      0


-------------------------
  *  Less than one percent.


 (1) Includes an aggregate of 4,358,371 Class A Preferred, 3,844,473 Class B Preferred, 470,309 Westin Realty Units and 312,741 Westin Operating Units, in each case exchangeable for a like number of Common Shares.



 (2) Based on the number of Common Shares outstanding on March   , 1999.



 (3) Assumes that all Common Shares offered hereby are sold by the Participating Shareholders.

 (4) PRISA II is a commingled separate account managed by Prudential Real Estate Investors ("PREI"), a division of The Prudential Insurance Company of America ("Prudential"). Roger S. Pratt, a Trustee of the Trust from February 1997 to January 1999, is a Managing Director and Senior Portfolio Manager of PREI and a Portfolio Manager for PRISA II. As of February 28, 1998, Prudential, directly or indirectly through one or more subsidiaries, beneficially owned an additional 508,720 Common Shares held by other accounts and may from time to time have beneficial ownership of additional Common Shares; PRISA II disclaims beneficial ownership of any such additional Common Shares because the voting and disposition of any such shares is not controlled by PRISA II or PREI, and such shares have not been included in the above table.



 (5) Does not include an aggregate of 257,534 Common Shares issuable upon the exchange of Trust Preferred Shares and Westin Partnership Units currently held by WHWE L.L.C. which WHWE L.L.C. currently intends to distribute to ET Westin LLC, a member of WHWE L.L.C.



 (6) Participating Shareholder has informed the Company that he, she or it has no current intent to sell any Common Shares offered hereby.



 (7) Includes 74,899 Common Shares not offered hereby.



 (8) Mr. Sternlicht serves as Chairman and Chief Executive Officer of each of the Corporation and the Trust. In addition, Mr. Sternlicht serves as a Trustee of the Trust and a Director of the Corporation. Mr. Sternlicht is also the President and Chief Executive Officer of, and may be deemed to control, Starwood Capital. Includes 255,782 Common Shares not offered hereby and Partnership Units exchangeable for 508,120 Common Shares held directly by Mr. Sternlicht or a closely-held entity. Also includes options to purchase 4,879,500 Common Shares held directly by Mr. Sternlicht, not offered hereby, of which options to purchase 1,533,333 Common Shares have not vested to date. Of the unvested options, one-half will vest on December 31, 1999 and the remainder will vest on December 31, 2000. Also includes an aggregate of 206,287 Common Shares not offered hereby, Partnership Units exchangeable for 3,116,178 Common Shares and an aggregate of 149,268 Trust Preferred Shares, in each case held by affiliates of Starwood Capital.



 (9) Gary M. Mendell was an officer and a Trustee of the Trust until March 19, 1998. Includes 36,500 Common Shares offered hereby held of record by The Gary Mendell Family Limited Partnership, of which Mr. Mendell is general partner, and options to purchase 300,000 Common Shares. Does not include 31,831 Common Shares held of record by Westport Hospitality, Inc., of which Mr. Mendell is President, as to which shares Mr. Mendell disclaims beneficial ownership.



(10) Includes options to purchase 83,333 Common Shares not offered hereby. Mr. Bartels serves as a Director and as Chief Executive Officer, Hotel Group, of the Corporation.



(11) Includes 113,995 Common Shares held by Stephen Mendell, Ms. Mendell's spouse, and offered hereby.



(12) Includes 257,534 Common Shares issuable upon the exchange of Trust Preferred Shares and Westin Partnership Units currently held by WHWE L.L.C. and offered hereby, which WHWE L.L.C. currently intends to distribute to ET Westin LLC, a member of WHWE L.L.C.

(13) Includes 596 Common Shares and options to purchase 66,666 Common Shares not offered hereby. Mr. Eilian serves as a Director of the Corporation and is a beneficiary of the KJJ Revocable Trust u/a dated December 31, 1996.



(14) Includes 27,625 Common Shares offered hereby held by The Nash Family Partnership.



(15) Includes 20,156 Common Shares and options to purchase 124,500 Common Shares not offered hereby. Mr. Grose serves as a Trustee of the Trust. Includes 30,133 Common Shares offered hereby held by Honora Ahern, Mr. Grose's wife. Also includes 30,131 Common Shares held by the Madison F. Grose Irrevocable Insurance Trust, as to which shares Mr. Grose disclaims beneficial interest.



(16) Includes options to purchase 58,333 Common Shares not offered hereby. Mr. Kleisner serves as President, The Americas, of the Hotel Group of the Corporation.



(17) Includes 521,617 Common Shares held by Ellen-Jo Mendell, Mr. Mendell's spouse, and offered hereby.



(18) Mr. Stern has served as Director of the Corporation since November 1997. Mr. Stern served as a Trustee of the Trust from August 1995 to November 1997. Does not include 1,556 Common Shares and options to purchase 27,000 Common Shares not offered hereby.


                              PLAN OF DISTRIBUTION


     The Common Shares included herein are covered by a number of registration rights agreements to which the Company is a party, and the offer and sale of these shares by the Participating Shareholders have been registered pursuant to those agreements.



     The Common Shares may be sold from time to time by the Participating Shareholders. Such sales may be made in one or more of the following transactions: (i) to underwriters who will acquire the Common Shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, with any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers subject to change from time to time; (ii) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the New York Stock Exchange or other stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise (including without limitation sales in transactions that comply with the volume and manner of sale provisions contained in paragraphs (e) and
(f) of Rule 144 under the Securities Act ("Rule 144")); or (iii) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale. This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.


     In connection with the distribution of the Common Shares or otherwise, a Participating Shareholder may: (i) enter into hedging transactions with broker-dealers or other persons, and in connection with such transactions, broker-dealers or other persons may engage in short sales of Common Shares in the course of hedging the positions they assume with such Participating Shareholder, (ii) sell Common Shares short and redeliver the Common Shares to close out such short positions; (iii) and/or enter into option or other transactions with broker-dealers or other persons that require the delivery to such broker-dealer or other persons of the Common Shares, which Common Shares such broker-dealer or other financial institution may (subject to any applicable transfer restriction contained in an agreement between such Participating Shareholder and the Company) resell pursuant to this prospectus as supplemented or amended to reflect such transaction. In addition to the foregoing, a Participating Shareholder may, from time to time, enter into other types of hedging transactions.

     A Participating Shareholder may from time to time, after the effective date of the Registration Statement, transfer shares to a donee, pledgee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus shall cover sales by such transferee. To the extent required by the terms of any agreement between the Company and such Participating Shareholder and applicable law, the Company may supplement or amend this prospectus to include such transferee as an additional named selling shareholder.

     Underwriters participating in any offering may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees, all in amounts to be negotiated in connection with sales pursuant hereto. The underwriter, agent or dealer utilized in the sale of the Common Shares will not confirm sales to accounts over which such persons exercise discretionary authority. In effecting sales of the Common Shares, brokers or dealers engaged by a Participating Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a Participating Shareholder and may receive commission from the purchases of the Common Shares for whom such broker-dealers may act as agents, all in amounts to be negotiated, including immediately prior to the sale.

     The Participating Shareholders and all underwriters, dealers or agents, if any, who participate in the distribution of the Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of such Common Shares by such Shareholders, and all discounts, commissions or concessions received by such underwriters, dealers or agents, if any (whether received from a Participating Shareholder and/or from the purchasers of the Common Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act.

     Certain of the above-described underwriters, dealers, brokers or agents may engage in transactions with, or perform services for, the Company and its affiliates in the ordinary course of business.

     Upon the Company being notified by a Participating Shareholders that any agreement or arrangement has been entered into with a broker-dealer for the sale of Common Shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law a supplement to this prospectus will be distributed that will set forth the name(s) of the participating underwriters, dealers or agents, the aggregate amount of the Common Shares being so offered and the terms of the offering, including all underwriting discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, such Participating Shareholder, all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any, and, if applicable, the purchase price to be paid by any underwriter for the Common Shares purchased from such Participating Shareholder.

     The Participating Shareholders and other persons participating in the distribution of the Common Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchase and sale of shares by a Participating Shareholder.

     Common Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, a Participating Shareholder may devise, gift or otherwise transfer the Common Shares by means not described herein, in which event such transfer will not be pursuant to this prospectus.

     Under agreements that have been entered into by the Company with the Participating Shareholders, the Participating Shareholders are entitled to indemnification by the Company against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the Participating Shareholders may be required to make in respect thereof. The Company may, in connection with an underwritten distribution of Common Shares, enter into agreements with underwriters, dealers and agents who participate in such distribution that provide for similar indemnification and contribution.

     The Company has agreed to bear the expenses of registration of the Common Shares and other costs and expenses incurred by the Participating Shareholders in connection with the sale of the Common Shares, except for costs and expenses of Participating Shareholders counsel and accountants, brokerage commissions and charges, and income taxes and stock transfer taxes due.

     No trustee, director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the Common Shares offered hereby, and no such person will be compensated by the Company for the sale of any of such Common Shares. Certain officers of the Company may assist such representatives of the Participating Shareholders in such efforts but will not be compensated therefor.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax considerations that may be relevant to a prospective holder of Common Shares. This summary is for information purposes only and is not tax advice. Except as discussed below, no ruling or determination letters from the Internal Revenue Service (the "IRS") or opinions of counsel have been rendered or will be requested by the Company on any tax issue connected with this prospectus. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change, including changes that may be retroactive. No assurance can be given that the IRS will not challenge the propriety of one or more of the tax positions described here or that such a challenge will not be successful.


     The tax treatment of a holder of Common Shares will vary depending upon each holder's particular situation. This summary does not purport to deal with all aspects of taxation that may be relevant to particular holders of Common Shares in light of their personal investment or tax circumstances. Sidley & Austin, special tax counsel for the Company, has opined, as of March 18, 1999, on certain federal income tax consequences with respect to the Common Shares for the Company and the shareholders and stockholders of the Company. Such opinion has been filed as an exhibit to the Registration Statement. Sidley & Austin has advised the Company that such opinion is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge the propriety of part or all of such opinion or that such a challenge would not be successful. Such opinion of Sidley & Austin relies upon and is premised on the accuracy of factual statements and representations of the Company concerning its business and properties, ownership, organization, sources of income, future operations, levels of distributions and recordkeeping, and the judgments of the Company with respect to the fair market value of its real estate assets, the relative value of the Trust Shares and the Corporation Shares to the value of the Paired Shares, the relative value of the Class B Shares to the total shares of beneficial interest of the Trust, the reasonableness of the guaranty fee paid by the Corporation to the Trust with respect to indebtedness of the Corporation, and the ability of the Corporation to have arranged for debt financing for the ITT acquisition without a guaranty of the Trust. Such statements and representations by the Company are incorporated by reference into Sidley & Austin's opinion letter. Except as specifically provided, the discussion below does not address foreign, state, or local tax consequences, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities, foreign persons, life insurance companies, tax-exempt organizations, financial institutions, and taxpayers subject to the alternative minimum tax). The discussion below assumes that the Common Shares are or will be held as "capital assets" within the meaning of Section 1221 of the Code. No assurance can be given that legislative, judicial or administrative changes will not affect the opinions contained in the Sidley & Austin opinion letter and/or the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM, HER OR IT OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES AND OF POTENTIAL CHANGES IN THE APPLICABLE TAX LAWS.

FEDERAL INCOME TAXATION OF THE TRUST

Background

     In 1980, prior to the establishment of the Corporation and the pairing of its shares with the shares of the Trust, the IRS issued a Private Letter Ruling (the "Ruling") to the Trust in which the IRS held that the pairing of the Trust Shares and the Corporation Shares and the operation of the Corporation would not preclude the Trust from qualifying as a REIT. The Ruling does not impose any continuing limitations on the Trust or the Corporation. Subsequent to the issuance of the Ruling, (i) the IRS announced that it would no longer issue rulings to the effect that a REIT whose shares are paired with those of a non-REIT will qualify as a REIT if the activities of the paired entities are integrated, and (ii) Congress, in 1984, enacted Section 269B(a)(3) of the Code, which, in certain circumstances, treats a REIT and a non-REIT, the shares of which were not paired on or before June 30, 1983, as one entity for purposes of determining whether either company qualifies as a REIT. Section 269B(a)(3) of the Code has not applied to the Trust and the Corporation (because the Trust Shares and the Corporation Shares were paired prior to that date), and the Ruling's conclusions were not adversely affected thereby.

     In 1994, the Trust requested and received a determination letter from the IRS (the "IRS Letter"). The IRS Letter provided that the Trust's failure to send the shareholder demand letters required by the REIT Provisions (defined below) terminated its election to be taxed as a REIT beginning with the Trust's taxable year ended December 31, 1991 and permitted the Trust to re-elect to be taxed as a REIT commencing with its taxable year ended December 31, 1995. The IRS Letter also directed the Trust to file amended federal income tax returns for its taxable years ended December 31, 1991 and 1992 as a C corporation (and not as a REIT) and to file its federal income tax returns for its taxable years ended December 31, 1993 and 1994 as a C corporation. The Trust has filed such returns. Because the Trust had net losses for federal income tax purposes and did not pay any dividends during its taxable years ended December 31, 1991, 1992, 1993 and 1994, the IRS Letter did not result in the Trust owing any federal income tax. The Trust has instituted REIT compliance controls that are intended to prevent the reoccurrence of any such failure to comply with the reporting and recordkeeping requirements for REITs.

Recent Legislation

     The Internal Revenue Service Restructuring and Reform Act of 1998 ("H.R. 2676") was enacted on July 22, 1998. H.R. 2676 had the effect of limiting the grandfathering from the anti-pairing rules of Section 269B(a)(3) of the Code that the Company had enjoyed the benefits of since 1984. Under H.R. 2676, for purposes of the gross income tests for qualification as a REIT, the Trust and the Corporation would be treated as one entity with respect to interests in real property acquired directly or indirectly after March 26, 1998 by the Trust or the Corporation, or a subsidiary or partnership in which a 10% or greater interest is owned by the Trust or the Corporation (collectively, the "REIT Group"), unless (i) the interests in real property are acquired pursuant to a written agreement binding on March 26, 1998 and at all times thereafter or (ii) the acquisition of such interests in real property was described in a public announcement or in a filing with the SEC on or before March 26, 1998. H.R. 2676 also provides that an interest in real property held by the REIT Group that is not subject to these rules would become subject to such rules in the event an improvement to such interest in real property is placed in service after December 31, 1999 that changes the use of the property and the cost of such improvement is greater than 200% of (x) the undepreciated cost of the property (prior to the improvement) or (y) in the case of property acquired where there is a substituted basis, the fair market value of the property on the date it was acquired by the REIT Group. There is an exception for improvements placed in service before January 1, 2004 pursuant to a binding contract in effect as of December 31, 1999 and at all times thereafter. Prior to the completion of the Restructuring, the Company monitored the acquisition of interests in real property by the REIT Group to ensure that such acquisitions did not prevent the Trust from qualifying for taxation as a REIT.

     As a result of the Restructuring, the Trust is no longer grandfathered from the anti-pairing rules of Section 269B(a)(3) of the Code and the restrictions that H.R. 2676 placed on grandfathered paired-share REITs no longer apply to the Company.

General

     The Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations (the "REIT Provisions"), commencing with its taxable year ended December 31, 1995. The Trust believes that, commencing with such taxable year, it was organized and has operated in such a manner so as to qualify for taxation as a REIT and the Trust intends to continue to operate in such a manner. However, no assurance can be given that the Trust has qualified as a REIT or will continue to so qualify.

     The REIT Provisions are highly technical and complex. The following sets forth the material aspects of the REIT Provisions that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the REIT Provisions and administrative and judicial interpretations thereof.

     Sidley & Austin has rendered an opinion to the effect that, commencing with the Trust's taxable year ended December 31, 1995, the Trust was organized and has operated in conformity with the REIT Provisions and its proposed method of operation will enable it to continue to comply with the REIT Provisions for its taxable year ending December 31, 1999 and future taxable years. It must be emphasized that such qualification and taxation as a REIT depend upon the Trust's ability to meet, through actual annual operating results, certain distribution levels, specified diversity of stock ownership, and various other qualification tests imposed under the REIT Provisions, as discussed below. The Trust's annual operating results will not be reviewed by Sidley & Austin. Accordingly, no assurance can be given that the actual results of the Trust's operations for any particular taxable year will satisfy such requirements. Further, the anticipated federal income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. See "Risk Factors -- Tax
Risks -- Adoption of Additional Legislation, Regulations or Interpretations," above. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify," below.

     As long as the Trust qualifies for taxation as a REIT, it will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders except in the circumstances set forth in this paragraph. The Trust will be subject to federal income or excise tax even if it qualifies as a REIT in the following circumstances. First, the Trust will be taxed at regular corporate rates on any undistributed REIT taxable income (as discussed below), including undistributed net capital gains. Second, under certain circumstances, the Trust will be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such property or a lease of such property) or (ii) other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Trust fails the 75% or 95% test, multiplied by a fraction intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Seventh, pursuant to IRS Notice 88-19, if the Trust has a net unrealized built-in gain, with respect to any asset (a "Built-in Gain Asset") held by the Trust on January 1, 1995 or acquired by the Trust from a corporation that is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Trust is determined by reference to the basis of the asset in the hands of the C corporation, and the Trust directly or indirectly recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on January 1, 1995 with respect to assets held by the Trust on such date or, with respect to other assets, the date on which such asset was acquired by the Trust, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Trust's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-in Gain assume that the Trust will make an election pursuant to IRS Notice 88-19 with respect to assets acquired by the Trust from a corporation that is or has been a C corporation. The Trust believes that it had Built-in Gain Assets as of January 1, 1995 and that it acquired additional Built-in Gain Assets as a result of the Westin Merger and, thus, direct or indirect sales of such Built-in Gain Assets by the Trust during the applicable Recognition Period is likely to result in a federal income tax liability to the Trust to the extent that, in general, the net Built-in Gain exceeds available loss carryforwards.

REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, the Trust must elect to be so treated and must meet on a continuing basis certain requirements (as discussed below) relating to the Trust's organization, sources of income, nature of assets, and distribution of income to shareholders.

     The Code defines a REIT as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Provisions; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities); (vii) that, as of the close of the taxable year, has no earnings and profits accumulated in any non-REIT year, (viii) is not electing to be taxed as a REIT prior to the fifth taxable year which begins after the first taxable year for which its REIT status terminated or was revoked or the IRS has waived the applicability of such waiting period; (ix) that has the calendar year as its taxable year, and (x) that meets certain other tests, described below, regarding the nature of its income and assets. The REIT Provisions provide that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made by the REIT to be taxed as a REIT.

     The Trust believes that it satisfies conditions (i) through (x) described in the immediately preceding paragraph. The Trust believes that the dividends paid and to be paid by the Trust and its predecessors will enable the Trust to satisfy condition (vii) above. In addition, the Declaration of Trust and the Articles of Incorporation provide for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Trust in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. After the Restructuring, although the Class A Shares constitute more than 50% in value of the shares of the Trust and are held by the Corporation, the Trust continues to satisfy condition (vi) above because, for purposes of such condition, the Class A Shares are considered as owned by the Corporation's stockholders. With respect to its taxable years which ended before January 1, 1998, in order to maintain its election to be taxed as a REIT, the Trust was also required to maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its stock. The Trust believes that it has complied with these requirements.

     If a REIT owns a "Qualified REIT Subsidiary," the Code provides that such Qualified REIT Subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the Qualified REIT Subsidiary are treated as assets, liabilities and such items of the REIT itself. A Qualified REIT Subsidiary is a corporation all of the capital stock of which is owned by the REIT and, for taxable years beginning on or before August 5, 1997, has been owned by the REIT from the commencement of such corporation's existence. Unless the context otherwise requires, all references to the Trust in this "Federal Income Tax Considerations" section include the Trust's Qualified REIT Subsidiaries.

     As part of the Westin Merger , the Realty Partnership acquired substantially all of the stock of certain corporations, which corporations intend to elect to be taxed as REITs (the "Subsidiary REITs"). The Subsidiary REITs will not be treated as Qualified REIT Subsidiaries and will be subject to the REIT Provisions as described in this section. Also, as part of the Westin Merger, certain of the assets of Westin, including third party management, franchise and representation agreements and certain trademarks and other intangible property are held by corporations (the "Management Subsidiaries") of each of which the Trust owns all of the nonvoting stock and voting stock comprising less than 10% of the outstanding voting stock. The remainder of the voting stock of the Management Subsidiaries is owned by the Corporation. The Management Subsidiaries will not be treated as Qualified REIT Subsidiaries.

     In the case of a REIT that is a partner in a partnership, the REIT Provisions provide that the REIT is deemed to own its proportionate share of the assets of the partnership based on the REIT's capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests, described below. Similar treatment applies with respect to lower-tier partnerships which the REIT indirectly owns through its interests in higher-tier partnerships. Thus, the Trust's proportionate share of the assets, liabilities and items of income of the Realty Partnership and the other partnerships and limited liability companies in which the Trust owns a direct or indirect interest (collectively, the "Realty Subsidiary Entities"), will be treated as assets, liabilities and items of income of the Trust for purposes of applying the gross income tests and the asset tests described below, provided that the Realty Partnership and the Realty Subsidiary Entities are treated as partnerships for federal income tax purposes. Sidley & Austin has advised the Company, however, that if the gross income tests and the asset tests described below were applied to partnerships in a manner different from that described in this paragraph, then the Trust might not be able to satisfy one or more of the gross income tests or asset tests and, in such a case, the Trust would lose its REIT status.

     Common Shares. Section 269B(a)(3) of the Code provides that if a REIT and a non-REIT are "stapled entities," as such term is defined in Section 269B(c)(2), then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. The term "stapled entities" means any group of two or more entities if more than 50% in value of the beneficial ownership in each of such entities consists of "stapled interests." If Section 269B(a)(3) applied to the Trust and the Corporation, then the Trust would not be able to satisfy the gross income tests (described below) and thus would not be eligible to be taxed as a REIT. Except to the extent provided in H.R. 2676, Section 269B(a)(3) does not apply, however, if the shares of a REIT and a non-REIT were paired on or before June 30, 1983 and the REIT was taxable as a REIT on or before June 30, 1983. This grandfathering rule does not, by its terms, require that the Trust be taxed as a REIT at all times after June 30, 1983. Therefore, the termination of the Trust's REIT election for the taxable years ended December 31, 1991 through 1994 did not result in Section 269B(a)(3) becoming applicable to the Trust. Sidley & Austin has rendered an opinion to the effect that Section 269B(a)(3) did not apply to the Trust prior to the Restructuring and continues to not apply to the Trust after the Restructuring because, after the Restructuring, although each Class B Share trades only as a unit with an attached Corporation Share, the Trust and the Corporation are not "stapled entities." Sidley & Austin's opinion is based on the Trust's representation that the value of the Class B Shares has been and will be at all relevant times less than 50% of the value of the shares of beneficial interest of the Trust. The Trust's representation is based on its analysis of the terms of the Class B Shares relative to the terms of the other shares of the Trust that are outstanding, including that the Class B Shares are nonvoting (except upon matters materially and adversely affecting the rights of the holders of Class B Shares disproportionately to the effect on holders of Class A Shares), may only participate (together with the preferred shares of the Trust) in 10% of the liquidation proceeds of the Trust after the payment of the liquidation preference of the Class A Shares, and the dividends paid with respect to the Class B Shares are expected to be less than the dividends paid with respect to the Class A Shares.

     Sidley & Austin has rendered an opinion to the effect that, because of the Restructuring, the Trust and the Corporation are no longer "stapled entities" for purposes of Section 269B(a)(3) of the Code. As a result, the Trust has ceased to qualify as a "grandfathered paired share REIT." Because the anti-paired share REIT provisions of H.R. 2676 only apply to grandfathered paired share REITs, as a result of the Restructuring, the Trust is no longer subject to such provisions.

     Sidley & Austin has advised the Company that, even though Section 269B(a)(3) of the Code does not apply to the Trust and the Corporation, the IRS could assert that the Trust and the Corporation should be treated as one entity under general tax principles. In general, such an assertion would only be upheld if the separate corporate identities of the Trust and the Corporation are a sham or unreal. Not all of the trustees of the Trust are also directors of the Corporation. The Trust and the Corporation have represented that they and the Realty Partnership, the Operating Partnership, and the entities in which they own a direct or indirect interest will each maintain separate books and records and all material transactions among them have been and will be negotiated and structured with the intention of achieving an arm's-length result. Sidley & Austin has rendered an opinion to the effect that, based on the foregoing, the separate corporate identities of the Trust and the Corporation will be respected.

     Income Tests. In order to maintain qualification as a REIT, the Trust must annually satisfy certain gross income requirements (the "gross income tests"). First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," as described below, and in certain circumstances, interest) or from certain types of qualified temporary investments. Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test and from dividends, interest, and gain from the sale or disposition of stock or securities that do not constitute dealer property or from any combination of the foregoing. Pursuant to H.R. 2676, with respect to certain interests in real property acquired by the Company after March 26, 1998, the Trust and the Corporation will be treated as a single entity for purposes of the gross income tests until the effective date of the Restructuring.

     Rents received or deemed to be received by the Trust will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales (or items thereof). Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT directly or indirectly, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, if a REIT renders or furnishes services to its tenants, the income will qualify as "rents from real property" only if the services are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code. Services that would give rise to unrelated business taxable income if provided by a tax-exempt organization ("Prohibited Services") must be rendered or furnished by an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. Payments for services furnished (whether or not rendered by an independent contractor) that are not customarily rendered or furnished to tenants in properties of a similar class in the geographic market in which the REIT's property is located will not qualify as "rents from real property." The provision of Prohibited Services by a REIT in connection with a lease of real property will not cause the rent to fail to qualify as "rents from real property" unless the amount treated as received for the Prohibited Services exceeds 1% of all amounts received or accrued during the taxable year directly or indirectly by the REIT with respect to such property.

     A substantial portion of the Trust's income will be derived from its partnership interests in the Realty Partnership and the Realty Subsidiary Entities and its indirect ownership of the Subsidiary REITs. Prior to the Restructuring, the Trust, the Realty Partnership, the Realty Subsidiary Entities and the Subsidiary REITs leased all of their fee and leasehold interests in their hotels and associated property to the Operating Partnership, the partnerships, limited liability companies, or corporations owned in whole or in part by the Operating Partnership (collectively, the "Operating Subsidiary Entities"), or to unrelated persons (the "Leases"). Pursuant to the Restructuring, the lessee's interest in substantially all of the Leases were transferred to the Corporation as of December 31, 1998. The Leases are net leases which generally provide for payment of rent equal to the greater of a fixed rent or a percentage rent. The percentage rent is determined by calculating a fixed percentage of the gross room revenues and adding, for certain hotels, fixed percentages of other types of gross revenues in excess of certain levels.

     In order for the rents paid under the Leases to constitute "rents from real property," the Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends upon an analysis of all of the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, the degree of control over the property that is retained by the property owner and the extent to which the property owner retains the risk of loss with respect to the property.

     Sidley & Austin has rendered an opinion to the effect that the Leases will be treated as true leases for federal income tax purposes, which opinion is based, in part, on the following facts: (i) the lessors and the lessees intend for their relationship to be that of lessor and lessee and each such relationship will be documented by a lease agreement; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the leased premises during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the leased premises, other than the cost of certain capital expenditures, and will dictate how the leased premises are operated and maintained; (iv) the lessees will bear all of the costs and expenses of operating the leased premises during the term of the Leases; (v) the term of the Leases is less than the economic life of the leased premises and the lessees do not have purchase options with respect to the leased premises; (vi) the lessees are required to pay substantial fixed rent during the term of the Leases; and (vii) each lessee stands to incur substantial losses or reap substantial profits depending on how successfully it operates the leased premises.

     Investors should be aware, however, that there are not controlling authorities involving leases with terms substantially the same as the Leases. Therefore, the opinion of Sidley & Austin is based upon an analysis of the facts and circumstances and upon rulings and judicial decisions involving situations that are analogous. If any significant Lease is recharacterized as a service contract or a partnership agreement, rather than as a true lease, the Trust would not be able to satisfy either the 75% or 95% gross income tests or, in the case of the recharacterization of a Lease of a Subsidiary REIT, one or more of the asset tests, and, as a result, would lose its REIT status.

     In order for rent payments under the Leases to qualify as "rents from real property," the rent must not be based on the income or profits of any person. The percentage rent under the Leases will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Leases are entered into; (ii) are not renegotiated during the term of the Leases in a manner that has the effect of basing percentage rent on income or profits; and (iii) conform with normal business practice. More generally, percentage rent will not qualify as "rents from real property" if, considering the Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. The Trust and the Corporation believe that the Leases conform with normal business practice and the percentage rent will be treated as "rents from real property" under this requirement. The Trust has represented that, with respect to hotel properties that it may directly or indirectly acquire in the future, the Trust will not charge rent that is based in whole or in part on the net income or profits of any person (except by reason of being based on a fixed percentage of receipts or sales, as described above).

     Another requirement for rent payments under a Lease to constitute "rents from real property" is that the rent attributable to personal property under the Lease must not be greater than 15% of the rent received under the Lease. For this purpose, rent attributable to personal property is the amount that bears the same ratio to the total rent for the taxable year as the average of the adjusted basis of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and personal property leased under, or in connection with, such lease. If with respect to a sufficient number of the Leases rent attributable to personal property is greater than 15% of the total rent, then the Trust would not be able to satisfy either the 75% or 95% gross income tests, or, in the case of a Lease of a Subsidiary REIT, one or more of the asset tests, and, as a result, would lose its REIT status. With respect to both the Leases and future acquisitions, the Trust has represented that it will monitor the 15% test to ensure continued qualification as a REIT.

     A third requirement for qualification of rent under the Leases as "rents from real property" is that neither the Trust nor any Subsidiary REIT may own, directly or constructively, 10% or more of any tenant under a Lease. If the Trust or any Subsidiary REIT were to own directly or indirectly, 10% or more of such tenant, the tenant would be a Related Party Tenant and this rent paid by the tenant with respect to the leased property would not qualify as income of the type that can be received by a REIT. In order to prevent such a situation, which would likely result in the disqualification of the Trust as a REIT, the Declaration of Trust and the Articles of Incorporation contain restrictions on the amount of Trust Shares and Corporation Shares that any one person can own. These restrictions generally provide that any attempt by any one person to actually or constructively acquire 8.0% or more of the outstanding Common Shares will be ineffective. See "Risk Factors -- Ownership Limitation." Sidley & Austin has advised the Company, however, that notwithstanding such restrictions, because the Code's ownership rules for purposes of the 10% ownership limit are broad and it is not possible to continually monitor direct and indirect ownership of Common Shares, it is possible for a person to own sufficient Common Shares to cause the termination of the Trust's REIT status. Sidley & Austin is of the opinion that, after the Restructuring, the Corporation is not a Related Party Tenant with respect to the Trust or the Subsidiary REITs.

     Finally, rent under the Leases will not qualify as "rents from real property" if the Trust or any Subsidiary REIT renders or furnishes Prohibited Services to the occupants of the properties (subject to a de minimis rule) other than through an independent contractor from whom the Trust or such Subsidiary REIT does not derive any income. So long as the Leases are treated as true leases, neither the Trust, nor any Subsidiary REIT will be treated as rendering or furnishing Prohibited Services to the occupants of the properties as a result of the Leases. The Trust has represented that neither it, the Realty Partnership, nor any of the Realty Subsidiary Entities the Subsidiary REITs or the Management Subsidiaries will render or furnish Prohibited Services to the Corporation, the Operating Partnership, or any Operating Subsidiary Entity. Sidley & Austin has advised the Company that if the IRS were to successfully assert that the Trust, the Realty Partnership, any Realty Subsidiary Entity, any Subsidiary REIT or any Management Subsidiary was rendering or furnishing Prohibited Services to the Corporation, the Operating Partnership or any Operating Subsidiary Entity, or was managing or operating any assets owned directly or indirectly by the Trust, then, in certain cases, the Trust would not be able to satisfy either the 75% or 95% gross income test, or one or more of the asset tests, and, as a result, would lose its REIT status.

     A corporation cannot qualify as an independent contractor if more than 35% of the total combined voting power of its stock is owned directly or indirectly by one or more persons who own 35% or more of the REIT. Therefore, after the Restructuring, certain entities owned directly or indirectly by the Corporation do not qualify as independent contractors. Any Prohibited Services to be provided by any non-independent contractor entity will not be rendered or furnished by or on behalf of the Trust.

     Based on the foregoing, Sidley & Austin has rendered an opinion to the effect that, except with respect to Leases that, as of December 31, 1998, were not transferred to the Corporation, the rent payable under the Leases will be treated as "rents from real property" for purposes of the 75% and 95% gross income tests. There can, however, be no assurance that the IRS will not successfully assert a contrary position or that there will not be a change in circumstances (such as the entering into of new leases) which would result in a portion of the rent received to fail to qualify as "rents from real property." If such failures were in sufficient amounts, the Trust or a Subsidiary REIT would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Trust, the Realty Partnership and certain of the Realty Subsidiary Entities hold notes and may advance money from time to time to tenants for the purpose of financing tenant improvements, making real estate loans or holding or acquiring additional notes. None of the notes currently held by the Trust, the Realty Partnership or the Realty Subsidiary Entities provides for the payment of any amount based on the income or profits of any person other than amounts based, on a fixed percentage or percentages of receipts or sales. In addition, none of the Trust, the Realty Partnership or the Realty Subsidiary Entities intends to charge interest that will depend in whole or in part on the income or profits of any person or to make loans (not secured in substantial part by real estate mortgages) in amounts that could jeopardize the Trust's compliance with the 75% and 5% asset tests, discussed below. Accordingly, to the extent the notes held by the Trust, the Realty Partnership or the Realty Subsidiary Entities are secured by real property, the interest received or accrued with respect to such notes will be treated as qualifying income for both the 75% and the 95% gross income tests. Certain of the notes held by the Trust and the Realty Partnership are not secured by real property and, with respect to such notes that are secured by real property (including notes issued in connection with the ITT Merger), it is possible that the amount of such notes will exceed the fair market value of the real property security therefor. To the extent such notes are not secured by real property, interest received or accrued with respect to such notes will be treated as qualifying income for the 95% gross income test but will not be treated as qualifying income for the 75% gross income test. However, the Company believes that the amount of such interest will not cause the Trust to fail to satisfy the 75% gross income test.

     The Trust has guaranteed certain indebtedness of the Corporation. The fees paid to the Trust for such guarantee are unlikely to be treated as qualifying income for either the 75% or the 95% gross income tests. However, the Company believes that the amount of such fees will not cause the Trust to fail to satisfy either the 75% or the 95% gross income test.

     The net income from a prohibited transaction is subject to a 100% tax. The Trust believes that no asset directly or indirectly owned by it is held for sale to customers and that the sale of any such property will not be in the ordinary course of the business of the Trust, the Realty Partnership, any Realty Subsidiary Entity or any Subsidiary REIT.

     If the Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it will nevertheless qualify as a REIT for such year if it is entitled to and receives relief under certain provisions of the Code. No assurance can be given that the Trust would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Asset Tests. In order to maintain qualification as a REIT, a REIT, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the REIT's total assets must be represented by "real estate assets" (including stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the
REIT), cash, cash items, government securities and shares of REITs. Second, not more than 25% of the REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the REIT may not exceed 5% of the value of the REIT's total assets, and the REIT may not own more than 10% of any one issuer's outstanding voting securities.

     The Trust believes that commencing with its taxable year ended December 31, 1995 it has complied with the asset tests. A substantial portion of the Trust's investments are in properties owned by the Realty Partnership and the Realty Subsidiary Entities, at least 75% of which represent qualifying real estate assets. A portion of the indebtedness of the Corporation and the Operating Partnership to the Trust and the Realty Partnership may not be qualifying assets under the 75% asset test. However, such portion does not exceed 5% of the value of the assets of the Trust and, thus, will not cause the Trust to fail the 5% asset test.

     The Trust owns all of the nonvoting stock and less than 10% of the voting stock of each Management Subsidiary. The Trust also acquired, as a result of the Westin Merger, certain intangible assets of Westin. The Trust believes that, as of the end of each calendar quarter commencing with the calendar quarter ending March 31, 1998, the value of the securities of each Management Subsidiary held by the Trust will not exceed 5% of the value of the Trust's total assets and that not more than 25% of the value of the Trust's total assets will consist of assets other than "real estate assets," cash and cash items (including receivables), government securities and shares of REITs. The Trust's belief is based in part upon its analysis of the estimated values of the various securities and other assets owned by the Trust and the Realty Partnership. There can be no assurance, however, that the IRS will not successfully assert that certain securities held by the Trust or the Realty Partnership cause the Trust to fail either the 5% or 10% asset tests or that less than 75% of the value of the Trust's total assets consists of "real estate assets," cash and cash items (including receivables), government securities and shares of REITs.

     After meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a subsequent quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Trust intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such actions within 30 days after the close of any quarter as may be required to cure any non-compliance.

     Annual Distribution Requirements. The Trust, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Trust's "REIT taxable income" (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. In addition, if the Trust directly or indirectly disposes of any Built-in Gain Asset during its Recognition Period, the Trust will be required, pursuant to Treasury Regulations that have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Trust does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     The Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Trust, from time to time may not have sufficient cash or other liquid assets to meet the distribution requirements described above. In order to meet the distribution requirements in such cases, the Trust, the Realty Partnership or a Subsidiary REIT may find it necessary to arrange for short-term or possibly long-term borrowings.

     Under certain circumstances, the Trust will be permitted to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to shareholders in a later year, which would be included in the Trust's deduction for dividends paid for the earlier year. In such case, the Trust would be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

     If the Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Trust will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, although the Trust may, in such case, be eligible to file a consolidated return with the Corporation. Distributions to shareholders in any year in which the Trust fails to qualify will not be deductible by the Trust nor will they be required to be made. As a result, the Trust's failure to qualify as a REIT could reduce the cash available for distribution by the Trust to its shareholders. In addition, if the Trust fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of the Trust's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees (including the Corporation) may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Trust will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

FEDERAL INCOME TAXATION OF THE CORPORATION

     The Corporation is subject to federal income tax on its taxable income. A portion of the interest paid or accrued by the Corporation with respect to its indebtedness to the Trust or to the Realty Partnership may not be currently deductible. The amount of any such deferred interest deductions for a taxable year will depend on the amount and sources of income and expense of the Corporation and the extent to which the holders of Common Shares are exempt from federal income tax. No opinion of counsel is being rendered on the deductibility of such interest expense because no controlling legal authority exists with respect to the application of the relevant sections of the Code to the deductibility of such interest expense. The Corporation will be taxable on the dividends it receives from the Trust and will not be entitled to a dividends-received deduction with respect to such dividends.

FEDERAL INCOME TAXATION OF HOLDERS OF COMMON SHARES

Federal Income Taxation of Taxable U.S. Holders

     As used herein, the term "U.S. Shareholder" means a holder of Common Shares who is: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. As long as the Trust qualifies as a REIT, distributions made to the Trust's U.S. Shareholders up to the amount of the Trust's current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are properly designated by the Trust as capital gain dividends will be taxed as long-term capital gain (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its stock. However, corporate holders will, in certain circumstances, be required to treat up to 20% of certain capital gain dividends as ordinary income, and capital gains dividends are not eligible for the dividends-received deduction. Certain capital gain dividends will be taxed at different rates, depending on the type of gain recognized by the Trust. Distributions in excess of the Trust's current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's Class B Shares, but rather will reduce the adjusted basis of such Class B Shares. To the extent that such distributions exceed the adjusted basis of a U.S. Shareholder's Class B Shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by the Trust in October, November or December of any year payable to a holder of record on a specified date in any such month will be treated as both paid by the Trust and received by the holder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year.

     If the Trust elects to retain and pay tax on its net capital gains, the U.S. Shareholders will be required to include their proportionate share of the undistributed long-term capital gains in income and will receive a credit for their share of the tax paid by the Trust. The basis of the U.S. Shareholders Class B Shares would be increased by a corresponding amount.

     The Trust will be treated as having sufficient earnings and profits to treat as a dividend any distribution by the Trust up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. In such a case, U.S. Shareholders will be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable distributions. Moreover, any "deficiency dividend" will be treated as a "dividend" (either as ordinary or capital gain dividend, as the case may be), regardless of the Trust's earnings and profits.

     Distributions from the Trust and gain from the disposition of the Class B Shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any "passive losses" against such income. Dividends from the Trust (to the extent they do not constitute a return of capital) will generally be treated as investment income for purposes of the investment interest expense limitation. Gain from the disposition of Common Shares and capital gains dividends will not be treated as investment income unless the U.S. Shareholders elect to have the gain taxed at ordinary income rates.

     Distributions from the Corporation up to the amount of the Corporation's current or accumulated earnings and profits will be taken into account by U.S. Shareholders as ordinary income and will be eligible for the dividends-received deduction for corporations. Distributions in excess of the Corporation's current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's Corporation Shares, but rather will reduce the adjusted basis of such Corporation Shares. To the extent that such distributions exceed the adjusted basis of a U.S. Shareholder's Corporation Shares they will be included in income as long-term capital gain (or short-term capital gain if the stock has been held for one year or less).

     In general, a U.S. Shareholder will realize capital gain or loss on the disposition of Common Shares equal to the difference between the amount realized on such disposition and the U.S. Shareholder's adjusted basis in such Common Shares. Such gain or loss will generally constitute long-term capital gain or loss if the U.S. Shareholder held such Common Shares for more than one year. However, any loss upon a sale or exchange of Class B Shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust that are treated by such U.S. Shareholder as long-term capital gain.

     For U.S. Shareholders who are individuals, the maximum capital gains tax rate for sales of Common Shares will be (i) 20%, if such shares have been held for more than 12 months, or (ii) 18%, if such shares have been held for more than five years and the holding period for such shares begins after December 31, 2000. The eligibility of capital gains dividends for lower capital gains tax rates is subject to special rules.

     U.S. Shareholders will not be permitted to include in their individual income tax returns any net operating losses or capital losses of the Trust or the Corporation.

Federal Taxation of Tax-Exempt Holders of Common Shares

     The IRS has ruled that amounts distributed as dividends by a REIT to a tax-exempt employees pension trust do not constitute unrelated business taxable income ("UBTI"). Based on this ruling and the analysis therein, distributions by the Trust will not, subject to certain exceptions described below, be UBTI to a qualified plan, IRA or other tax-exempt entity (a "Tax-Exempt Shareholder") provided the Tax-Exempt Shareholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the Tax-Exempt Shareholder. Similarly, income from the sale of Class B Shares will not, subject to certain exceptions described below, constitute UBTI unless the Tax-Exempt Shareholder has held such Class B Shares as a dealer (under Section 512(b)(5)(B) of the Code) or as "debt-financed property" within the meaning of Section 514 of the Code. Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS.

     For Tax-Exempt Shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code respectively, income from an investment in the Trust will constitute UBTI unless the organization is able to deduct properly amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Trust. Such prospective investors should consult their tax advisors concerning these "set-aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will (subject to a de minimis exception) be treated as UBTI as to any trust that (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. The Trust does not expect to be a "pension held REIT" within the meaning of the Code.

Federal Taxation of Non-U.S. Holders of Common Shares

     The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, non-resident alien individuals, foreign corporations, foreign partnerships, or foreign estates or trusts (collectively, "Non-U.S. Shareholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Shareholder in light of its particular circumstances. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the effect of federal, state, local, and foreign income tax laws with regard to an investment in Common Shares, including any reporting requirements.

     Treasury Regulations were issued on October 14, 1997 (the "1997 Final Regulations") that will affect the United States federal income taxation of distributions by the Trust or Corporation to Non-U.S. Shareholders. The 1997 Final Regulations are generally effective for payments made after December 31, 1999. In addition, the 1997 Final Regulations provide for the replacement of a number of current tax certification forms (including IRS Form W-8 and IRS Form
4224) with a single, revised IRS Form W-8 (which, in certain circumstances, requires more information than previously required). The discussion below does not include a complete discussion of the 1997 Final Regulations, and prospective Non-U.S. Shareholders are urged to consult their tax advisors concerning the tax consequences of their investment in light of the 1997 Final Regulations.

     In general, a Non-U.S. Shareholder will be subject to regular United States income tax with respect to its investment in Common Shares if the income or gain attributable to such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under Section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Shareholders whose income or gain attributable to such investment in Common Shares is not so effectively connected.

     Distributions. Distributions by the Trust to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by the Trust of United States real property interests nor designated by the Trust as capital gains dividends and distributions by the Corporation will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. Such distributions ordinarily will be subject to United States withholding tax on a gross basis at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Any such amounts withheld should be creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Distributions in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be, will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder's Class B Shares or Corporation Shares, as the case may be, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Class B Shares or Corporation Shares, as the case may be, they will give rise to gain from the sale or exchange of Non-U.S. Shareholder's Shares if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or other disposition of Shares, as described below. Distributions to Non-U.S. Shareholders that reduce the adjusted basis of Class B Shares or Corporation Shares and distributions to Non-U.S. Shareholders that exceed the adjusted basis of Class B Shares or Corporation Shares will ordinarily be subject to a withholding tax on a gross basis at a 10% rate, regardless of whether such distributions result in gain to the Non-U.S. Shareholder. The Trust or the Corporation, as the case may be, is permitted to apply to the IRS for a certificate that reduces or eliminates this withholding tax. Any such amounts withheld will be creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the distribution will generally be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Trust or the Corporation, as the case may be. The Trust and the Corporation expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower rate is provided for under an applicable tax treaty and the shareholder files the required form evidencing eligibility for that reduced rate with the Trust and the Corporation, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 (or, for payments made after December 31, 1999, a revised IRS Form W-8) with the Trust and the Corporation claiming that the distribution is "effectively connected" income.

     Distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by the Trust of United States real property interests will cause the Non-U.S. Shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Shareholders would thus generally be taxed at the same rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, such gain would be subject to a 30% branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation and that is not entitled to an exemption under a tax treaty. The Trust is required to withhold and remit to the IRS 35% of any distribution that could be designated a capital gains dividend. That amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Sale of Common Shares. Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of Common Shares generally will not be subject to United States federal income tax, if (i) in the case of Class B Shares, the Trust is a "domestically controlled REIT" or (ii) (a) the Common Shares are regularly traded on an established securities market (e.g., the NYSE, where the Common Shares are currently traded) and (b) the selling Non-U.S. Shareholder held 5% or less of the outstanding Common Shares at all times during the specified period, unless, in the case of a Non-U.S. Shareholder who is a non-resident alien individual, such individual is present in the United States for 183 days or more and certain other conditions apply. A domestically controlled REIT is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust believes that it qualifies as a domestically controlled REIT.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Under certain circumstances, U.S. Shareholders will be subject to backup withholding at a rate of 31% on payments made with respect to, or on cash proceeds of a sale or exchange of, Common Shares. Backup withholding will apply only if the holder: (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his or her Social Security number);
(ii) furnishes an incorrect TIN; (iii) is notified by the IRS that the holder has failed to report properly payments of interest and dividends; or (iv) under certain circumstances, fails to certify, under penalty of perjury, that the holder has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. In addition, the Trust and the Corporation will be required to withhold a portion of capital gain distributions made to any holders who fail to certify their non-foreign status. Additional issues may arise pertaining to information reporting and withholding with respect to Non-U.S. Shareholders and each Non-U.S. Shareholder is urged to consult his, her or its tax advisor with respect to any such information reporting and withholding requirements.

OTHER TAX CONSEQUENCES

     The Company and the holders of Common Shares may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business or reside. The state, local or foreign tax treatment of the Trust, the Corporation and the holders of Common Shares may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, HOLDERS OF COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE

EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS ON THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES.

                                 LEGAL MATTERS

     Sidley & Austin, Los Angeles, California, has passed upon the validity of the Common Shares offered pursuant to this prospectus. Lawyers at Sidley & Austin participating in this offering on behalf of such firm own or hold options to purchase an aggregate of approximately 26,000 Common Shares. Sidley & Austin has relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     PricewaterhouseCoopers LLP, independent auditors, audited the separate and combined financial statements and financial statement schedules of the Trust and the Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 appearing in the Trust's and the Corporation's Joint Annual Report on Form 10-K and incorporated by reference in this prospectus. These documents have been incorporated by reference herein in reliance upon the authority of PricewaterhouseCoopers, LLP as experts in accounting and auditing.

     Arthur Andersen LLP, independent public accountants, audited the consolidated financial statements of ITT as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, the combined financial statements of Westin Worldwide as of and for the year ended December 31, 1997, and the consolidated financial statements of W&S Hotel L.L.C. as of and for the year ended December 31, 1996 and for the period from acquisition (May 12, 1995) through December 31, 1995 incorporated by reference in this prospectus and elsewhere in the registration statement. These documents are incorporated by reference herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving these reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [STARWOOD HOTELS LOGO]





                                 COMMON SHARES


                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

                           STARWOOD HOTELS & RESORTS

                            -----------------------

                                   PROSPECTUS
                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Registration Fee............................................  $228,457
Printing and Engraving Expenses.............................    30,000
Legal Fees and Expenses.....................................    35,000
Accounting Fees and Expenses................................     5,000
Fees and Expenses of Transfer Agent.........................    10,000
Miscellaneous...............................................    45,000
          Total.............................................  $353,457


-------------------------
* Expenses are estimated except for the registration fee.

ITEM 15. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS, TRUSTEES AND OFFICERS.

     The charter of the Corporation (the "Charter") and the Amended and Restated Declaration of the Trust (the "Declaration") provide that the Corporation and the Trust, respectively, shall indemnify, to the fullest extent permitted by law, all persons who may be indemnified pursuant to the Maryland General Corporation Law (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"), respectively. The MGCL requires a corporation or a Maryland real estate investment trust (a "Maryland REIT") (unless its charter or declaration provides otherwise, which the Charter and the Declaration do not) to indemnify a director, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation or Maryland REIT to indemnify its present and former directors, trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director, trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director, trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director, trustee or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation or a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation or the Maryland REIT or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation or a Maryland REIT to advance reasonable expenses to a director, trustee or officer upon the receipt by the corporation or the Maryland REIT of (a) a written affirmation by the director, trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation or the Maryland REIT if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnification agreements with its directors, trustees and executive officers providing for the maintenance of directors, trustees and officers liability insurance, subject to certain conditions, and the indemnification of and advancement of expenses to such directors, trustees and executive officers.

ITEM 16. EXHIBITS.

     The following exhibits are filed herewith:


EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
-------                       ----------------------
  2.1+     Transaction Agreement dated as of September 8, 1997, among the Trust, the Corporation, and inter alia, WHWE L.L.C.
           (incorporated by reference to Exhibit 2 to the Company's
           Current Report on Form 8-K dated September 25, 1997).
  2.2+     Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997, among the Trust, the Corporation,
           Chess Acquisition and ITT (incorporated by reference to
           Exhibit A to the Joint Proxy Statement/ Prospectus dated
           January 14, 1998, included in the Company's Registration
           Statement of Form S-4 (Registration Statement Nos. 333-39409
           and 39409-01)).
  2.3+     Agreement and Plan of Restructuring dated as of September
           16, 1998, among the Corporation, ST Acquisition Trust and
           the Trust (incorporated by reference to Exhibit 2.1 to the
           Trust's and the Corporation's Joint Quarterly Report on Form
           10-Q for the quarter ended September 30, 1998). Schedules to the foregoing agreement have been omitted but will be
           furnished to the Securities and Exchange Commission on
           request.
  2.4+     Rights Agreement dated as of March 15, 1999 between the
           Corporation and ChaseMellon Shareholder Services, L.L.C., as
           Rights Agent (incorporated by reference to Exhibit 4 to the
           Company's Current Report on Form 8-K dated March 15, 1999).
  5.1      Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
  8.1      Opinion of Sidley & Austin.
 23.1      Consent of PricewaterhouseCoopers LLP.
 23.2      Consent of Arthur Andersen LLP.
 23.3      Consent of Counsel (included in Exhibits 5.1 and 8.1).
 24.1+     Powers of Attorney.


-------------------------

+ Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) Each of the undersigned Registrants hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of such Registrant pursuant to the provisions described in Item 15 above, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby further undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrants further undertake that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration

     Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 18th day of March, 1999.


                                          STARWOOD HOTELS & RESORTS
                                          WORLDWIDE, INC.


                                          By:    /s/ BARRY S. STERNLICHT

                                             -----------------------------------

                                                     Barry S. Sternlicht


                                                Chairman and Chief Executive
                                                           Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            /s/ BARRY S. STERNLICHT               Chairman, Chief         March 18, 1999
------------------------------------------------  Executive Officer and
              Barry S. Sternlicht                 Director (Principal
                                                  Executive Officer)

                       *                          President, Chief        March 18, 1999
------------------------------------------------  Operating Officer and
               Richard D. Nanula                  Director

              /s/ RONALD C. BROWN                 Executive Vice          March 18, 1999
------------------------------------------------  President and Chief
                Ronald C. Brown                   Financial Officer
                                                  (Principal Financial
                                                  and Accounting
                                                  Officer)

                       *                          Director                March 18, 1999
------------------------------------------------
                Brenda C. Barnes

                       *                          Director                March 18, 1999
------------------------------------------------
                Juergen Bartels

                       *                          Director                March 18, 1999
------------------------------------------------
               Jonathan D. Eilian

                       *                          Director                March 18, 1999
------------------------------------------------
                 Earle F. Jones

                       *                          Director                March 18, 1999
------------------------------------------------
                Michael A. Leven

                       *                          Director                March 18, 1999
------------------------------------------------
                Daniel H. Stern

                       *                          Director                March 18, 1999
------------------------------------------------
                 Daniel W. Yih

            *By: /s/ RONALD C. BROWN
   -----------------------------------------
                Ronald C. Brown
                Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 18th day of March, 1999.


                                          STARWOOD HOTELS & RESORTS


                                          By:    /s/ BARRY S. STERNLICHT

                                             -----------------------------------
                                                     Barry S. Sternlicht
                                                Chairman and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




            /s/ BARRY S. STERNLICHT               Chairman, Chief           March 18, 1999
------------------------------------------------  Executive Officer and
              Barry S. Sternlicht                 Trustee (Principal
                                                  Executive Officer)

              /s/ RONALD C. BROWN                 Vice President, Chief     March 18, 1999
------------------------------------------------  Financial and Chief
                Ronald C. Brown                   Accounting Officer
                                                  (Principal Financial and
                                                  Accounting Officer)

                       *                          Trustee                   March 18, 1999
------------------------------------------------
                Jean-Marc Chapus

                       *                          Trustee                   March 18, 1999
------------------------------------------------
                Bruce W. Duncan

                       *                          Trustee                   March 18, 1999
------------------------------------------------
                Madison F. Grose

                       *                          Trustee                   March 18, 1999
------------------------------------------------
               George J. Mitchell

                       *                          Trustee                   March 18, 1999
------------------------------------------------
               Stephen R. Quazzo

                       *                          Trustee                   March 18, 1999
------------------------------------------------
               Raymond S. Troubh

            *By:/s/ RONALD C. BROWN
------------------------------------------------
                Ronald C. Brown
                Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
  2.1+    Transaction Agreement dated as of September 8, 1997, among the Trust, the Corporation, and inter alia, WHWE L.L.C.
          (incorporated by reference to Exhibit 2 to the Company's
          Current Report on Form 8-K dated September 25, 1997).
  2.2+    Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997, among the Trust, the Corporation,
          Chess Acquisition and ITT (incorporated by reference to
          Exhibit A to the Joint Proxy Statement/ Prospectus dated
          January 14, 1998, included in the Company's Registration
          Statement of Form S-4 (Registration Statement Nos. 333-39409
          and 39409-01)).
  2.3+    Agreement and Plan of Restructuring dated as of September
          16, 1998, among the Corporation, ST Acquisition Trust and
          the Trust (incorporated by reference to Exhibit 2.1 to the
          Trust's and the Corporation's Joint Quarterly Report on Form
          10-Q for the quarter ended September 30, 1998). Schedules to the foregoing agreement have been omitted but will be
          furnished to the Securities and Exchange Commission on
          request.
  2.4+    Rights Agreement dated as of March 15, 1999 between the
          Corporation and ChaseMellon Shareholder Services, L.L.C., as
          Rights Agent (incorporated by reference to Exhibit 4 to the
          Company's Current Report on Form 8-K dated March 15, 1999).
  5.1     Opinion of Ballard Spahr Andrews & Ingersoll, LLP.
  8.1     Opinion of Sidley & Austin.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of Counsel (included in Exhibits 5.1 and 8.1).
 24.1+    Powers of Attorney.


-------------------------

+ Previously filed.